SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

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(4)	Date Filed:

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the annual meeting of shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Tuesday, May 18, 2004, at 8:00 a.m., local time, for the following purposes:

      1. To elect eleven directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified;

      2. To vote on a proposal to ratify the amendment to provide for the early expiration of the Shareholder Rights Agreement, adopted by the Board of Directors on May 26, 1999;

      3. To vote on a proposal to approve the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan;

      4. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2004; and

      5. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 22, 2004 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

JOAN U. ALLGOOD
Secretary

Dated: March     , 2004

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

PROXY STATEMENT

Why did you send me this proxy statement?

     The Company sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to vote at the 2004 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Tuesday, May 18, 2004, at 8:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

     The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on March 29, 2004 to all shareholders entitled to vote. Shareholders who owned the Company’s common shares at the close of business on March 22, 2004, the record date for the Annual Meeting, are entitled to vote. On that record date, there were       common shares outstanding. We are also sending the Company’s 2003 annual report to shareholders, which includes the Company’s financial statements, with this proxy statement.

Who is soliciting my proxy?

     This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, regular employees of the Company may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained Georgeson Shareholder Communications, Inc. at an estimated cost of $17,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

     Each of the Company’s common shares entitles you to one vote. The proxy card indicates the number of shares that you owned on the record date.

     If written notice is given by any shareholder to the President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving that notice, each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. Each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shareholder’s shares, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder sees fit.

     If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the shares represented by proxies given to them in such fashion so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

     Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

     If you properly complete your proxy card and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors” and in favor of Proposals Two, Three and Four.

not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors” and in favor of Proposals Two, Three and Four.

     If any other matter is presented, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

     If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, or by giving notice to the Company in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

     The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve the proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors	The eleven nominees receiving the greatest number of votes “FOR” election will be elected as directors. If you do not vote for a particular nominee, or if you indicate “Withhold Authority” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal Two: Ratify the Amendment to Provide for the Early Expiration of the Shareholder Rights Agreement	Although the Shareholder Rights Agreement may be amended by the Board of Directors without shareholder approval, the Board of Directors will consider the affirmative vote of a majority of the votes cast by shareholders to be a ratification by the shareholders of an amendment of the Shareholder Rights Agreement to provide for the early expiration of the Shareholder Rights Agreement. If you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Two.

Proposal Three: Approve the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan	The affirmative vote of a majority of the votes cast is required for approval of this proposal. Due to recent rule changes by the New York Stock Exchange, if you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Three.

Proposal Four: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants	Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast by shareholders to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants. Due to recent rule changes by the New York Stock Exchange, if you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of February 23, 2004, except as otherwise disclosed in the notes below, by (a) the Company’s directors and director nominees, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission, (c) the Company’s Chief Executive Officer and the Company’s other executive officers named in the Summary Compensation Table and (d) the Company’s executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names. Unless otherwise stated, the business address for each person below is 3300 Enterprise Parkway, Beachwood, Ohio 44122.

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	6,925,000	(1)	8.0%

Bert L. and Iris S. Wolstein	4,541,147	(2)	5.3
34555 Chagrin Boulevard Moreland Hills, Ohio 44022

Scott A. Wolstein	2,007,245	(3)	2.3

David M. Jacobstein	151,689	(4)	*

Daniel B. Hurwitz	112,267	(5)	*

Joan U. Allgood	136,821	(6)	*

William H. Schafer	128,292	(7)	*

Timothy J. Bruce	35,288	(8)	*

Albert T. Adams	709,537	(9)	*

Dean S. Adler	16,526	(10)	*

Terrance R. Ahern	15,526	(11)	*

Dr. Mohsen Anvari	—		—

Robert H. Gidel	15,343	(12)	*

Victor B. MacFarlane	5,350	(13)	*

Craig Macnab	76,367	(14)	*

Scott D. Roulston	1,232.79	(15)	*

Barry A. Sholem	16,526	(16)	*

William B. Summers, Jr.	—		—

All Current Executive Officers and Directors as a Group (15 persons)	8,008,112	(17)	9.3%

*	Less than 1%

(1)	Information for common shares outstanding as of December 31, 2003 is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, Capital Research and Management Company has sole dispositive power over 6,925,000 common shares and sole voting power with respect to none of those common shares.

(2)	Includes 3,333 common shares subject to options currently exercisable or exercisable within 60 days. According to information from the Company’s records and a report on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004, Bert L. Wolstein and his wife, Iris S. Wolstein, beneficially owned 4,537,814 of the common shares outstanding as of December 31, 2003. In that Schedule 13G, Mr. and Mrs. Bert Wolstein disclosed that they share voting and dispositive power with respect to all of such common shares.

(3)	Includes 862,585 common shares subject to options currently exercisable or exercisable within 60 days. Does not include 416,816 stock units Mr. S. Wolstein owns, which he received when he elected to defer the gain attributable to the exercise of stock options, and 44,729 stock units Mr. S. Wolstein owns, which he received when he elected to defer the vesting of restricted common shares pursuant to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares. Does not include 688,511 common shares owned by Wolstein Business Enterprises, L.P., a family limited partnership, because Mr. S. Wolstein does not have dispositive or voting control of the common shares owned by this entity. Mr. Adams is the trustee of the general partner of Wolstein Business Enterprises, L.P. and has sole dispositive and voting control of the entity’s common shares (see footnote 9).

(4)	Includes 300 common shares held in a custodial account for the benefit of Mr. Jacobstein’s nephew and 87,102 common shares subject to options currently exercisable or exercisable within 60 days.

(5)	Includes 67,800 common shares subject to options currently exercisable or exercisable within 60 days.

(6)	Includes 1,650 common shares owned by Mrs. Allgood’s husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 43,364 common shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 100 common shares owned by Mr. Schafer’s father-in-law, beneficial ownership of which is disclaimed by Mr. Schafer. Includes 36,454 common shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 34,373 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 13,833 common shares subject to options currently exercisable or exercisable within 60 days and 688,511 common shares owned by Wolstein Business Enterprises, L.P., Mr. S. Wolstein’s family limited partnership, of which Mr. Adams serves as trustee of its general partner. Mr. Adams has sole dispositive and voting control with respect to such shares. Does not include 5,017 stock units Mr. Adams owns, which he received when he elected to defer the gain attributable to the exercise of stock options pursuant to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(10)	Includes 14,333 common shares subject to options currently exercisable or exercisable within 60 days.

(11)	Includes 13,333 common shares subject to options currently exercisable or exercisable within 60 days.

(12)	Includes 3,000 common shares owned by a partnership in which Mr. Gidel and his wife each have a one-half interest and 10,000 common shares subject to options currently exercisable or exercisable within 60 days.

(13)	Includes 3,333 common shares subject to options currently exercisable or exercisable within 60 days.

(14)	Mr. Macnab shares voting and dispositive power with his wife with respect to 70,144 common shares.

(15)	Includes 12.05 common shares held in a custodial account for the benefit of Mr. Roulston’s son and 100 common shares held in an individual retirement account.

(16)	Includes 14,333 common shares subject to options currently exercisable or exercisable within 60 days.

(17)	Includes 30,452 common shares subject to options currently exercisable or exercisable within 60 days owned by an executive officer not named in the table, in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings.

PROPOSAL ONE: ELECTION OF DIRECTORS

     At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adler, Ahern, Gidel, MacFarlane, Macnab, Sholem, B. Wolstein and S. Wolstein and to elect Dr. Anvari and Messrs. Roulston and Summers. The eleven nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified. Messrs. Adams, Hurwitz and Jacobstein, all of whom were directors of the Company in 2003, are not standing for reelection to ensure compliance with newly adopted New York Stock Exchange listing standards regarding director independence.

     If notice in writing is given by any shareholder to the President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the President or the Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as such shareholder possesses at such election and to give one candidate an amount of votes equal to the number of directors to be elected multiplied by the number of such shareholder’s shares, or to distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit.

     If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the common shares represented by proxies given to them in such fashion so as to elect as many of the nominees as possible.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Period of
Service
Name and Age	Principal Occupation	as Director
Dean S. Adler	Principal, Lubert-Adler Partners, L.P. (real estate investments)	5/97-Present
47

Terrance R. Ahern	Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
48

Mohsen Anvari	Director of the Institute for Corporate Governance at Case Western	Director
54	Reserve University's Weatherhead School of Management	Nominee

Robert H. Gidel	Managing Partner, Liberty Partners, LP (real estate investments)	5/00-Present
52

Victor B. MacFarlane	Managing Principal, MacFarlane Partners (real estate investments)	5/02-Present
52

Craig Macnab	Chief Executive Officer of Commercial Net Lease Realty	3/03-Present
48

Scott D. Roulston	President and Chief Executive Officer of	Director
46	Fairport Asset Management, LLC	Nominee

Barry A. Sholem	Retired	5/98-Present
48

William B. Summers, Jr.	Non-Executive Chairman of McDonald Investments Inc.	Director
53		Nominee

Bert L. Wolstein	Chairman and Chief Executive Officer, Heritage Development	5/02-Present
77	Company (real estate development)

Scott A. Wolstein	Chairman of the Board of Directors of the Company and	11/92-Present
51	Chief Executive Officer of the Company

     Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P. (“Lubert-Adler”), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $2.5 billion in equity and $6 billion in assets in four real estate funds. From 1987 through 1996, Mr. Adler was a principal of the private equity group of CMS Companies. Mr. Adler is a certified public accountant and a graduate of the Wharton School and the University of Pennsylvania Law School. He was an instructor at the Wharton School between 1981 and 1983. He currently serves as a member of the Board of Directors of Bed Bath & Beyond, Inc., Electronics Boutique, Inc., The Lane Company and Trans World Entertainment Corporation. Mr. Adler has served on community boards, including the UJA National Young Leadership Cabinet, and he is currently a member of the Alexis de Tocqueville Society of the United Way.

     Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986, which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern was formerly a member of the Board of Directors of PREA and the Board of Governors of NAREIT. Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     Mohsen Anvari has been the Director of the Institute for Corporate Governance at Case Western Reserve University’s Weatherhead School of Management (“Weatherhead”) since January 2003 and is responsible for the development of a new program at Weatherhead that enables students to earn certification as a Chartered Financial Analyst while they obtain their master’s degree in business administration. From August 2001 until January 2003, Dr. Anvari served as Dean of Weatherhead and Albert J. Weatherhead, III Professor of Management. From February 1995 until August 2001, Dr. Anvari served as Dean of the John Molson School of Business at Concordia University in Montreal, Canada.

     Robert H. Gidel has served as a director since 2000. Since 1998, Mr. Gidel has been the Managing Director of Liberty Partners, LP, a partnership which makes investments in real estate operating companies and partnerships. He is a member of the board of directors of Global Signal Inc., a REIT, of which he is a member of the audit committee, governance committee, and the compensation committee. Mr. Gidel is a member of the board of directors, the governance committee, the audit committee, and the Chairman of the Compensation committee of US Restaurant Properties, a retail REIT. He is also a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC, both of which are registered investment companies. Since 1996, Mr. Gidel has been the Independent Member of the Investment Committee of the Lone Star Funds (I, II, III, & IV). This committee approves but does not generate all investments made by the Lone Star Opportunity Funds. From 1999 until 2001 (when it was merged with the Company) he was a member of the board of directors, compensation committee and audit committee, of American Industrial Properties REIT, an industrial REIT. Through April 1998 (when it was merged with EastGroup Properties), Mr. Gidel served as President, Chief Executive Officer and Director of Meridian Point Realty Trust VIII, a publicly traded REIT specializing in industrial properties. Through April 1997 (when it was merged with Camden Properties), Mr. Gidel served as President, Chief Operating Officer and Director of Paragon Group, Inc., a publicly traded REIT that owned multifamily apartments located in the southern states. He is a graduate of the Warrington College of Business at the University of Florida.

     Victor B. MacFarlane has been the Managing Principal of MacFarlane Partners, which provides real estate advisory services to institutional investors, since he founded the partnership in 1987. He also served as the Chief Executive Officer of GE Capital Investment Advisors, an institutional real estate adviser, from 1996 until 1999. Mr. MacFarlane has 24 years of real estate experience and holds a master’s degree in business administration from the University of Pittsburgh, a juris doctor degree from the University of California, Los Angeles, and a bachelor’s degree in university studies from the University of New Mexico. He is a member of the boards of trustees of both the Urban Land Institute and the Initiative for a Competitive Inner City. He serves on the board of directors of Stanford Hospital & Clinics and the policy advisory board of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. He also is a member of the International Council of Shopping Centers, the Pension Real Estate Association, the Chief Executives Organization and the World Presidents Organization.

     Craig Macnab became the Chief Executive Officer and a Director of Commercial Net Lease Realty in February 2004. Mr. Macnab was the Chief Executive Officer, President and Director of JDN Realty Corporation (“JDN”) from 2000 to 2003, when JDN was acquired by the Company. Prior to joining JDN, Mr. Macnab was a consultant from 1999 through April 2000. Mr. Macnab served as the President of Tandem Capital from 1997 through 1999. Mr. Macnab is also currently a director of Per Se Technologies Inc and Commercial Net Lease Realty.

     Scott D. Roulston has been the President and Chief Executive Officer of Fairport Asset Management, LLC, a registered investment advisor providing investment management and wealth management services, since 2001. Mr. Roulston is also President of the Fairport Funds and Roulston Research Corp., a registered broker dealer. From 1990 until 2001, Mr. Roulston was the President and Chief Executive Officer of Roulston & Company, which merged with The Hickory Group in 2001 and formed Fairport Asset Management, LLC.

     Barry A. Sholem retired in November 2003. Prior to retirement, Mr. Sholem was the Chairman and Managing Director of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund that invests in a broad range of real estate-related assets, which he formed in January 1995. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Sholem was with Goldman, Sachs & Co. for 15 years and was head of the Real Estate Principal Investment Area for Goldman, Sachs & Co. on the West Coast. Mr. Sholem is a graduate of Brown University and Northwestern University’s J.L. Kellogg Graduate School of Management. He is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.

     William B. Summers, Jr. has been the Non-Executive Chairman of McDonald Investments Inc. since 1995. From 1994 until 2000, Mr. Summers was the Chief Executive Officer of McDonald Investments Inc. and from 1998 until 2000, Mr. Summers was the Chairman of Key Capital Partners and Executive Vice President of KeyCorp. Mr. Summers is also currently a director of Penton Media, Inc., Wilson Greatbatch Technologies, Inc. and Actron Manufacturing Company, and a member of the Advisory Board of Molded Fiber Glass Companies and the Board of Executives of the New York Stock Exchange.

     Bert L. Wolstein has been a director of the Company since 2002; the Chairman Emeritus of the Company since 1997; a General Partner of The Wolstein Group, a real estate development company, since 1989; and the Chairman and Chief Executive Officer of Heritage Development Company, a real estate development company, since 1997. Mr. Wolstein was the Chairman of the Board of Directors of the Company from November 1992 until May 1997. Prior to November 1992, Mr. Wolstein was a principal owner and executive of the Developers Diversified Group (“DDG”), the Company’s predecessor, which he founded in 1965. Mr. Wolstein attended Western Reserve University, Cleveland, Ohio, and received a law degree from Cleveland State University John Marshall Law School. Mr. Wolstein is a lifetime member of the Boys and Girls Club, a member of the Garfield Society of Hiram College, a member of the President’s Club of The Ohio State University, the former Chairman of the State of Israel Bonds — Cleveland, the former General Co-Chairman of the Jewish Welfare Fund and the former Chairman of the Board of Trustees of Cuyahoga Community College. His numerous awards include the Gold Medallion for Humanitarianism awarded to Mr. Wolstein and his wife by the B’nai Brith International. He is a former trustee of the Ohio Building Authority and currently serves on the Board of Trustees for Park Synagogue and Soloman Schecter School. Mr. Wolstein is the father of Mr. S. Wolstein, the Chairman and Chief Executive Officer of the Company.

     Scott A. Wolstein has been the Chief Executive Officer and a director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997 and was President of the Company from its organization until May 1999, when Mr. Jacobstein joined the Company. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of DDG, the Company’s predecessor. Mr. Wolstein is a graduate of the Wharton School at the University of Pennsylvania and of the University of Michigan Law School. He is currently a member of the Board of the National Association of Real Estate Investment Trusts (NAREIT), the International Council of Shopping Centers, the Real Estate Roundtable, the Zell-Lurie Wharton Real Estate Center, Greater Cleveland Partnership and Cleveland Development Partnership and serves as the Chairman of the State of Israel Bonds, Ohio Chapter. Mr. Wolstein is also a member of the Urban Land Institute and the Pension Real Estate Association (PREA). He has also served as President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein is the son of Mr. B. Wolstein, the founder, a principal shareholder and a director of the Company.

Corporate Governance

     During 2003, the Board of Directors adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its shareholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.ddr.com, under “Investor Relations.”

     Codes of Ethics

     Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief financial officer, controllers, treasurer, and chief internal auditor, if any (collectively, “Senior Financial Officers”), of the Company. The code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report to the Audit Committee any violation or suspected violation of this code and to otherwise comply with the Company’s Violation Reporting and Non-Retaliation Policy. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations.”

     Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website. The Corporate Compliance Officer may waive any provision of the code with respect to all other employees. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations.”

     Reporting and Non-Retaliation Policy

     The Company is committed to integrity and ethical behavior and has adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any wrongdoing that may adversely impact the Company, the Company’s customers, shareholders, employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of questionable auditing, accounting and internal control matters by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Audit Committee or to Global Compliance Services, a third party service retained by the Audit Committee. The Audit Committee receives complaints reported under the policy and oversees the investigation of such complaints.

     Independent Directors

     The Board of Directors has affirmatively determined that all of the nominated directors, except for Messrs. Adler, Macnab, B. Wolstein and S. Wolstein, are “independent directors” within the meaning of the New York Stock Exchange’s listing standards and the definition of independence set forth in the Company’s Corporate Governance Guidelines. The Board of Directors has determined that to be deemed independent (a) neither the director nor a member of the director’s family may be an employee of the Company; and (b) neither the director, a member of the director’s family, the employer of the director or a member of the director’s family nor any company in which the director or a member of the director’s family has a direct or indirect ownership interest may (i) other than in the director’s capacity as a director, receive directly or indirectly any consulting, advisory, compensatory or other fees for property or services from the Company or any subsidiary thereof, (ii) have any transactional relationship with the Company or any subsidiary thereof (e.g. as a joint venture partner); or (iii) have any connection to the Company other than the director’s position as a member of the Board. A “member of the director’s family” includes the director’s spouse, parents, children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone else (other than employees) who shares the director’s home.

     Lead Director

     In accordance with the Corporate Governance Guidelines, the Board of Directors will have a lead director who will be an independent director selected by a majority of the independent directors. The lead director will be selected at the Board of Directors’ meeting to be held immediately following the annual meeting of shareholders on May 18, 2004. The lead director will:

•	preside at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present;

•	serve as liason between the Chairman of the Board of Directors and the independent directors;

•	review and comment on information to be sent to the Board of Directors;

•	review and comment on meeting agendas for the Board of Directors;

•	review and comment on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of independent directors; and

•	if requested by major and institutional shareholders, ensure that he is available for consultation and direct communication.

     Meetings of Non-Management Directors

     During each meeting of the Board of Directors, non-management directors will meet independently of management directors and these meetings will be chaired by the lead director.

     Committees and Meetings of the Board of Directors

     During the fiscal year ended December 31, 2003, the Board of Directors held seven meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2003. As stated in the Corporate Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2003 annual meeting of shareholders.

     During 2003, the Board of Directors had a Dividend Declaration Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, a Pricing Committee and an Audit Committee. The Board of Directors dissolved the Granting Committee in early 2003, and the Executive Compensation Committee handles the responsibilities of the former Granting Committee. The Board of Directors has approved the written charters of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations” section of the Company’s website at www.ddr.com. In addition, a copy of the Audit Committee charter is attached hereto as Appendix B. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

     Dividend Declaration Committee. The Dividend Declaration Committee, which in 2003 consisted of Messrs. S. Wolstein, Adams and Jacobstein, determines if and when the Company should declare dividends on its capital shares and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held five meetings in 2003.

     Executive Compensation Committee. The Executive Compensation Committee, which in 2003 consisted of Messrs. Adams, Adler, Gidel and Sholem, currently consists of Messrs. Gidel, MacFarlane and Sholem. Messrs. Adams and Adler are no longer members of the committee to ensure compliance with newly adopted New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines regarding compensation committee member independence. The Executive Compensation Committee determines compensation for the Company’s executive officers and directors, oversees the Company’s compensation and employee benefit plans and produces the annual report on executive compensation included in the Company’s annual proxy statement. The Executive Compensation Committee held four meetings in 2003.

     Granting Committee. The Granting Committee was established in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Granting Committee, which determined if and when the Company should grant stock options and other equity-based awards to executive officers, and the terms of such awards, consistent with the policy adopted by the Board of Directors and pursuant to the terms of the Company’s equity-based award plans, was dissolved shortly after it held one meeting in 2003. The Executive Compensation Committee handles the former responsibilities of the Granting Committee.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which in 2003 consisted of Messrs. Adams, Ahern, Gidel, MacFarlane and Macnab, currently consists of Messrs. Ahern, Gidel and MacFarlane. Messrs. Adams and Macnab are no longer members of the committee to ensure compliance with newly adopted New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines regarding nominating and corporate governance committee member independence. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the persons to be nominated as directors at each annual meeting of shareholders; recommends to the Board of Directors qualified individuals to fill vacancies on the Board of Directors; reviews and recommends to the Board of Directors qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to the Board of Directors corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002 and other rules and regulations relating to the Company’s corporate governance; oversees compliance and approves any waivers of the Company’s Code of Business Conduct and Ethics and leads the Board of Directors in its annual review of the performance of the Board of Directors. The Nominating and Corporate Governance Committee held six meetings in 2003.

     Dr. Anvari and Messrs. Roulston and Summers were recommended for consideration to the Nominating and Corporate Governance Committee by non-management directors.

     The committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the Company’s Secretary, Joan U. Allgood, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualification as independent under the New York Stock Exchange’s listing standards and the definition of independence set forth in the Company’s Corporate Governance Guidelines, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential board candidates established from recommendations from shareholders and others, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a board search consultant to supplement the pool of potential board candidates, it has not engaged a consultant at this time.

     Pricing Committee. The Pricing Committee, which consists of Messrs. S. Wolstein, Gidel and Sholem, is authorized to approve the price and terms of offerings of the Company’s debt and equity securities. The Pricing Committee held one meeting in 2003.

     Audit Committee. The Audit Committee, which consists of Messrs. Ahern, Gidel and Sholem, assists the Board of Directors in overseeing the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the Company’s independent accountants’ qualifications and independence, and the performance of the Company’s internal audit function and independent accountants; and prepares the Audit Committee Report included in the Company’s annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws. The Audit Committee held four meetings in 2003.

Audit Committee Report

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” from the independent accountants, discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

     The Audit Committee reviewed and discussed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent accountants’ examination of the financial statements.

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2003 with management and the independent accountants. As part of each meeting, Mr. Ahern, Chairman of the Audit Committee, held independent meetings with management outside the presence of the Company’s independent auditor every quarter and independent meetings with the Company’s independent auditor outside the presence of management. Management has the responsibility for the preparation of the Company’s financial statements, and the independent accountants have the responsibility for the examination of those statements.

     Based on the above-described review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee
Terrance R. Ahern, Chairman
Robert H. Gidel
Barry A. Sholem

Compensation of Directors

     During 2003, the Company paid directors annual fees of $70,000, which consisted of a cash payment of $35,000, paid in quarterly installments, and restricted common share grants of 1,043 restricted common shares with an aggregate value of approximately $35,000, effective on January 2, 2004. The restricted shares vest in one-third increments, the first increment of which vested on January 2, 2004. The second and third increments will vest annually on the anniversary of the grant. The Chairmen of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are each entitled to receive an additional cash payment of $10,000, as a fee for services rendered as chairman. Each non-employee director is also reimbursed for expenses incurred in attending meetings. In addition, for service during 2002, Messrs. Adams, Adler, Ahern, Gidel, MacFarlane, Sholem and B. Wolstein each received 1,000 restricted common shares on February 25, 2003, which vest in one-third increments annually beginning with the first anniversary of the grant.

     Directors’ Deferred Compensation Plan. Non-employee directors have the right to defer all or a portion of the cash portion of their fees pursuant to the Company’s Directors’ Deferred Compensation Plan. The Company’s Directors’ Deferred Compensation Plan is unfunded and participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share. Settlement of units is made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Adams, Adler, Ahern, Macnab and MacFarlane elected to defer the cash portion of their 2003 fees pursuant to the Company’s Directors’ Deferred Compensation Plan. During their terms as directors, Messrs. Adams, Adler, Ahern, Macnab and MacFarlane have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
Name	Compensation Plan	December 31, 2003 ($)
Albert T. Adams	13,527	454,096
Dean S. Adler	8,418	282,605
Terrance R. Ahern	2,013	67,584
Craig Macnab	957	32,119
Victor B. MacFarlane	2,013	67,584

     Equity Deferred Compensation Plan. Directors have the right to defer the vesting of restricted share grants in accordance with the terms of the Company’s Equity Deferred Compensation Plan. The value of participants’ contributions are converted into units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share. The Equity Deferred Compensation Plan is unfunded. The Company has established two rabbi trusts. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the first trust. The second trust will receive the amount of participants’ aggregate dividend equivalent account balances under the plan if a participant elects to defer dividends. In the event of the Company’s insolvency, the assets of the trusts are available to general creditors. Settlement of units is made in common shares at a date determined by the participants at the time a deferral election is made. On July 3, 2003, Mr. Adams exercised 10,500 options and elected to defer the gain resulting from the exercise of the options pursuant to the Company’s Equity Deferred Compensation Plan. Mr. Adams has deferred compensation under this plan represented by 5,017 units, which as of December 31, 2003, were valued at $168,421.

PROPOSAL TWO: TO RATIFY THE AMENDMENT TO PROVIDE FOR
THE EARLY EXPIRATION OF THE SHAREHOLDER RIGHTS AGREEMENT

General

     On May 26, 1999, the Board of Directors adopted a Shareholder Rights Agreement (the “Rights Agreement”) because at the time it was deemed to be in the best interests of shareholders. The purpose of the Rights Agreement is to enhance the Company’s ability to negotiate a merger or acquisition and to minimize the risk that a hostile takeover of the Company will occur on terms that the Board of Directors believes are less favorable to shareholders than those that could be achieved through the negotiation of a takeover. The Rights Agreement entitles a common shareholder to purchase a preferred share, which is intended to be economically equivalent to a common share for each common share held, at a significant discount to the current market price of a common share. The right to purchase a preferred share is triggered if a person or group acquires 15% or more of the outstanding common shares of the Company or commences a tender or exchange offer that would result in such person or group owning 15% or more of the outstanding common shares of the Company. The exercise of the right to purchase a preferred share by the shareholders would cause substantial dilution to a person or group that attempts to acquire the Company in a transaction not approved by the Board of Directors.

     The legality of shareholder rights agreements, commonly referred to as “poison pills,” and the advantages and disadvantages of the effects of poison pills discussed in studies and secondary literature has not changed since 1999. However, the current climate regarding corporate governance has led several corporate governance groups and institutional investors to examine poison pills in connection with the corporate governance ratings of companies. Many of these groups and investors adhere to the view that poison pills may not be in the best interests of shareholders and the creation of shareholder value because they believe poison pills reduce the accountability of management, reduce the threat of a hostile takeover and minimize the risk that management may be replaced. The Company is committed to implementing the highest standards of corporate governance and the Board of Directors has determined that it is good corporate governance to submit an amendment that provides for the early expiration of the Rights Agreement for ratification by the Company’s shareholders.

Ratification of the Amendment to Provide for the Early Expiration of the Rights Agreement

     Section 27 of the Rights Agreement provides that the Board of Directors may supplement or amend the Rights Agreement in its sole discretion without the approval of any holders of common shares until the earlier of the date on which the rights become exercisable or the date on which the rights become nonredeemable (which is the earlier of (i) 5:00 p.m. on the calendar day after the first public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding common shares of the Company, or (ii) May 25, 2009, the expiration date of the Rights Agreement).

     For the reasons stated above regarding the Company’s goal to achieve the highest standards of corporate governance, pursuant to Section 27 of the Rights Agreement the Board of Directors has adopted an amendment, subject to shareholder ratification, which changes the expiration date of the rights to May 31, 2004 and hereby submits this amendment for ratification by the shareholders of the Company. If the shareholders do not ratify the amendment, the amendment will be automatically rescinded as of the date of the annual meeting of shareholders.

Future Shareholder Rights Agreements

     Unexpected events can and do occur. In some situations, due to timing constraints or other reasons the Board of Directors believes to be in the best interests of shareholders, circumstances may demand that a shareholder rights agreement be adopted without shareholder approval. The Board of Directors reserves the right to adopt a poison pill in the future, with or without shareholder approval. If, as a result of circumstances the Board of Directors does not presently foresee, the Board of Directors elects to adopt a poison pill, the Board of Directors would only do so if it determined that a poison pill was likely to enhance shareholder value.

Vote Required for Ratification

     Although the Rights Agreement may be amended by the Board of Directors without shareholder approval, the Board of Directors will consider the affirmative vote of a majority of the votes cast as a recommendation by the shareholders to amend the Rights Agreement to change the expiration date of the rights to May 31, 2004.

     The Board of Directors Recommends That the Shareholders Vote FOR the Proposal to Ratify the Amendment to Provide for the Early Expiration of the Rights Agreement.

PROPOSAL THREE: TO APPROVE THE 2004 DEVELOPERS DIVERSIFIED
REALTY CORPORATION EQUITY-BASED AWARD PLAN

General

          The 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2004 Award Plan”) was adopted by the Company’s Board of Directors on November 18, 2003, subject to approval by the Company’s shareholders. The description herein is a summary of the 2004 Award Plan and is subject to and qualified by the complete text of the 2004 Award Plan, which is included as Appendix A.

          Shareholder approval is being sought in order that (i) the shares reserved for issuance under the 2004 Award Plan may be listed on the New York Stock Exchange pursuant to the rules of the exchange, (ii) the Company may grant options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) compensation attributable to equity-based awards will qualify as performance-based compensation, which would exempt such grants from the limits on the deductibility contained in the Omnibus Budget Reconciliation Act of 1993 (the “Act”) for federal income tax purposes of certain corporate payments to executive officers. All prior equity-based award plans of the Company have been approved by the Company’s shareholders, as required by the New York Stock Exchange.

          The 2004 Award Plan is being submitted to the Company’s shareholders, in part, pursuant to the requirements of the Act. The Act amended the Code to limit to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of a public company (the “Deduction Limit”). The Deduction Limit, which was effective beginning in 1994, applies to compensation which does not qualify for any of the limited number of exceptions provided for in the Act (the “Non-Qualified Compensation”). Under the Act, the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Compensation attributable to a stock option is deemed to satisfy the requirement that compensation be paid on account of the attainment of one or more performance goals, if (i) the grant is made by a committee of directors, which meets certain criteria, (ii) the plan under which the option is granted states a maximum number of options which may be granted to any individual during a specified period of time and (iii) the amount of compensation the individual could receive is based solely on the increase in the value of the common shares after the date of grant. It is the Company’s intent to structure the 2004 Award Plan to satisfy the requirements for the performance-based compensation exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder to the extent practicable. As a consequence, the Board of Directors has directed that the 2004 Award Plan, as it applies to participants, be submitted to the Company’s shareholders for approval in accordance with the requirements for the performance-based compensation exception to the Deduction Limit.

          The 2004 Award Plan provides for the grant to officers, other employees and directors of the Company, its subsidiaries and affiliates of options to purchase common shares of the Company (the “Stock Options”), rights to receive the appreciation in value of common shares (the Share Appreciation Rights”), awards of common shares subject to vesting and restrictions on transfer (the “Restricted Shares”), awards of common shares issuable in the future upon satisfaction of certain conditions (the “Deferred Shares”), rights to purchase common shares (the “Share Purchase Rights”), and other awards based on common shares (the “Other Share-Based Awards”) (Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards are collectively referred to herein as “Awards”). Under the terms of the 2004 Award Plan, Awards may be granted with respect to an aggregate of not more than 2,800,000 common shares (approximately      % of the common shares outstanding at March 15, 2004), and no participant may receive Awards with respect to more than 500,000 common shares during any calendar year, subject to adjustment as described below. As of March 15, 2004, the common shares reserved for issuance under the 2004 Award Plan are in addition to the          common shares reserved for issuance under the 2002 Developers Diversified Realty Corporation Equity-Based Award Plan, the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the Developers Diversified Realty Corporation 1992 Employees’ Share Option Plan, which includes      options outstanding at a weighted average exercise price of $     per option with a weighted average term to expiration of      years and      performance shares outstanding. The closing price of the common shares on the New York Stock Exchange on    was $     . At that time, the aggregate market value of the 2,800,000 common shares proposed to be reserved for purposes of the 2004 Award Plan was $                    .

          The purpose of the 2004 Award Plan is to enable the Company to attract, retain and reward employees and directors of the Company and strengthen the mutuality of interests of employees, directors and the Company’s shareholders, by offering such employees and directors equity or equity-based incentives. In addition, equity-based awards are part of the total compensation package provided to employees and consequently, awards are tied to job performance. Currently, there are approximately 427 employees and eight directors eligible to participate in the 2004 Award Plan.

          The 2004 Award Plan is administered by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee currently consists of not less than three Board Members, all of whom are “outside directors” (within the meaning set forth in Section 162(m) of the Code and independent under the New York Stock Exchange’s listing standards and as defined in the Company’s Corporate Governance Guidelines.

          The Executive Compensation Committee has full power to interpret and administer the 2004 Award Plan and full authority to select participants to whom Awards will be granted and to determine the type and amount of Award(s) to be granted to each participant, the terms and conditions of Awards granted and the terms and conditions of the agreements evidencing Awards to be entered into with participants. As to the selection and grant of Awards to participants who are not subject to Section 16(b) of the Securities and Exchange Act of 1934, the Executive Compensation Committee may delegate its responsibilities to members of the Company’s management consistent with applicable law.

          Subject to any shareholder approval requirement of the New York Stock Exchange or applicable law, the Committee has the authority to adopt, alter and repeal such rules, guidelines and practices governing the 2004 Award Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the 2004 Award Plan and any Award issued under the 2004 Award Plan (and any agreements relating thereto); and otherwise to supervise the administration of the 2004 Award Plan.

Terms of Stock Options

          The Committee may grant Stock Options that either (i) qualify as incentive stock options (the “Incentive Stock Options”) under Section 422A of the Code, (ii) do not qualify (the “Non-Qualified Stock Options”) or (iii) both. To qualify as an Incentive Stock Option, an option must meet certain requirements set forth in the Code. Options will be evidenced by the execution of a Stock Option Agreement in the form approved by the Committee.

          The option price per common share under a Stock Option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the common shares at the date of grant, or with respect to Incentive Stock Options, 110% of the fair market value of the common shares at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. Once granted, the option price may not be amended, or “repriced.”

          The term of each Stock Option will be determined by the Committee and may not exceed ten years from the date the option is granted or, with respect to Incentive Stock Options, five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

          The Committee will determine the time or times at which and the conditions under which each Stock Option may be exercised. Generally, options will not be exercisable prior to six months following the date of grant. No Stock Options are transferable by the participant other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic order; (iii) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family; (iv) to charitable organizations; or (v) with respect to Non-Qualified Stock Options, other limited transfers as permitted by the Committee.

          If a participant’s employment by the Company terminates by reason of disability or death, a Stock Option becomes immediately and automatically vested and exercisable and may be exercised for a period of two years from the time of death or termination due to disability (one year in the case of Incentive Stock Options).

          Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates for cause, any unvested Stock Options will be forfeited and terminated immediately and any vested Stock Options may be exercised for a period of 30 days from the time of termination of employment for cause.

          Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment with the Company terminates for any reason other than death, disability or for cause, all Stock Options shall terminate three months after the date employment terminates.

Terms of Share Appreciation Rights

          The Committee shall determine the participants to whom and the time or times at which grants of Share Appreciation Rights (the “SARs”) will be made and the other terms and conditions thereof. Any SAR granted under the 2004 Award Plan shall be in such form as the Committee may from time to time approve. In the case of a Non-Qualified Stock Option, a SAR may be granted either at or after the time of the grant of the related Non-Qualified Stock Option. In the case of an Incentive Stock Option, a SAR may be granted in connection with the Incentive Stock Option at the time the Incentive Stock Option is granted and exercised at such times and under such conditions as may be specified by the Committee in the participant’s Stock Option Agreement.

          SARs generally entitle the holder to receive an amount in cash or common shares (as determined by the Committee) equal in value to the excess of the fair market value of a common share on the date of exercise of the SAR over the per share exercise price of the related Stock Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of any SAR.

          Upon exercise of a SAR and surrender of the related portion of the underlying Stock Option, the related Stock Option is deemed to have been exercised. SARs will be exercisable only to the extent that the Stock Options to which they relate are exercisable; provided that a SAR granted to a participant who is subject to Section 16(b) will not be exercisable at any time prior to six months and one day from the date of grant.

          SARs shall be transferable and exercisable to the same extent and under the same conditions as the underlying Stock Option.

Terms of Awards of Restricted Shares

          The Committee may grant Restricted Share Awards and determine when and to whom such grants will be made, the number of shares to be awarded, the date or dates upon which Restricted Share Awards will vest, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of such Awards. The Committee may condition Restricted Share Awards on the attainment of performance goals or such other factors as the Committee may determine.

          Subject to the provisions of the 2004 Award Plan and the applicable Restricted Share Award agreement, during a period set by the Committee commencing with the date of the Award (the “Restriction Period”), the participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber such Restricted Shares, except (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic order; (iii) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family; or (iv) to charitable organizations. The Committee may permit such restrictions to lapse in installments within the Restricted Period or may accelerate or waive such restrictions in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine. Prior to the lapse of the restrictions on the Restricted Shares, the participant will have all rights of a shareholder with respect to the shares, including voting and dividend rights (except that the Committee may permit or require the payment of cash dividends to be deferred and reinvested in additional Restricted Shares or otherwise reinvested), subject to the conditions and restrictions on transferability of such Restricted Shares or such other restrictions as are enumerated specifically in the participant’s Restricted Share Award agreement. The Committee or Board will determine at the time of grant whether share dividends issued with respect to Restricted Shares will be paid in cash, deferred or reinvested as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares with respect to which such dividends are issued.

          Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates by reason of death or disability, any Restricted Shares held by such participant shall become immediately and automatically vested in full and any restrictions shall lapse.

          Unless otherwise determined by the Committee at or after the time of grant, in the event that employment of a participant who holds Restricted Shares is terminated for any reason other than death or disability, the participant will forfeit such shares that are unvested or subject to restrictions in accordance with the applicable provisions of the Award agreement and in accordance with the terms and conditions established by the Committee.

Terms of Awards of Deferred Shares

          The Committee may grant Awards of Deferred Shares under the 2004 Award Plan, which will be evidenced by an agreement between the Company and the participant. The Committee determines when and to whom Deferred Shares will be awarded, the number of shares to be awarded, and the duration of the period during which, and the conditions under which, receipt of shares will be deferred. The Committee may condition an Award of Deferred Shares on the attainment of specified performance goals or such other factors as the Committee may determine.

          Deferred Shares Awards generally may not be sold, assigned, transferred (other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic order; (iii) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family; or (iv) to charitable organizations), pledged or otherwise encumbered during the deferral period. At the expiration of the deferral period, share certificates shall be delivered to the participant in a number equal to the shares covered by the Deferred Shares Award. Amounts equal to any dividends declared during the deferral period with respect to the number of shares covered by a Deferred Shares Award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Shares, or otherwise reinvested, all as determined by the Committee.

          Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates by reason of death or disability, any Deferred Shares held by such participant will become immediately and automatically vested and any restriction shall lapse permitting the participant or the participant’s representative to exercise the award any time until the expiration of the 2004 Award Plan.

          Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company is terminated for any reason other than death or disability, the Deferred Shares which are unvested or subject to restriction will thereupon be forfeited. Any restrictions under a Deferred Shares Award may be accelerated or waived by the Committee at any time.

Terms of Awards of Share Purchase Rights

          The Committee may grant Share Purchase Rights which will enable a participant to purchase common shares: (i) at the fair market value of such shares on the date of grant or (ii) at 85% of such fair market value on such date if the grant of Share Purchase Rights is made in lieu of cash compensation. The Committee determines when and to whom Share Purchase Rights will be made, and the number of shares which may be purchased. The Committee may also impose such deferral, forfeiture or other terms and conditions as it determines on such Share Purchase Rights or the exercise thereof. Each Share Purchase Rights Award will be confirmed by, and be subject to the terms of, a Share Purchase Rights agreement, and payment upon exercise will be in such form as the Committee may specify.

          Share Purchase Rights may contain such additional terms and conditions as the Committee shall deem desirable, and shall generally be exercisable for such period as shall be determined by the Committee. However, the Committee may provide, in its sole discretion, that the Share Purchase Rights of persons potentially subject to Section 16(b) shall not become exercisable until six months and one day after the grant date.

Terms of Other Share-Based Awards

          The Committee may grant other Awards of common shares and other Awards, including dividend equivalent rights, that are valued in whole or in part by reference to, or are otherwise based on, common shares (including, without limitation, performance shares, convertible preferred shares, convertible debentures, exchangeable securities and common share Awards or options valued by reference to book value or subsidiary performance). Other Share-Based Awards may be granted either alone, in addition to or in tandem with other Awards granted under the 2004 Award Plan or cash awards made outside the 2004 Award Plan.

          Generally, common shares awarded pursuant to Other Share-Based Awards may not be sold, assigned, transferred (other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic order; (iii) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family; or (iv) to charitable organizations), pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period or requirement is satisfied or lapses. In addition, the recipient of such an Award will usually be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the Award, as determined at the time of the Award by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional common shares or otherwise reinvested. Common shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee. In the event of the participant’s disability, death or termination without cause, Other Share-Based Awards will become immediately and automatically vested and any restriction shall lapse, permitting the participant or the participant’s representative to exercise the award at any time until the expiration of the 2004 Award Plan.

          Each Other Share-Based Award shall be confirmed by, and subject to the terms of, an agreement or other instrument between the Company and the participant. Common shares (including securities convertible into common shares) issued on a bonus basis as Other Share-Based Awards shall be issued for no cash consideration. Common shares (including securities convertible into common shares) purchased pursuant to Other Share-Based Awards shall bear a price of at least 85% of the fair market value of the common shares on the date of grant.

Change in Control

          Certain acceleration and valuation provisions take effect with respect to Awards upon the occurrence of a Change in Control or a Potential Change in Control (as defined in the 2004 Award Plan) of the Company.

          In the event of a Change in Control or a Potential Change in Control, any Stock Options, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards awarded under the 2004 Award Plan shall become fully vested and SARs shall become immediately exercisable, on the date of the Change in Control or Potential Change in Control. All outstanding Stock Options, SARs, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards, in each case to the extent vested, will, unless otherwise determined by the Committee at or after grant, but prior to any Change in Control or Potential Change in Control, be cashed out for the Change in Control Price (as defined in the 2004 Award Plan).

Adjustments for Stock Dividends, Mergers, etc.

          In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure affecting the common shares, the Committee shall make such substitution or adjustment in the aggregate number of shares reserved for issuance under the 2004 Award Plan, in the number and option price of shares subject to outstanding Stock Options, in the number and purchase price of shares subject to outstanding Share Purchase Rights and in the number of shares subject to other outstanding Awards under the 2004 Award Plan as it determines to be appropriate, provided that the number of common shares subject to any Award shall always be a whole number. Any fractional shares will be eliminated.

Termination and Amendment of the 2004 Award Plan

          Awards may be granted under the 2004 Award Plan at any time until and including November 18, 2013, on which date the 2004 Award Plan will expire except as to options then outstanding. Stock Options outstanding at that time will remain in effect until they have been exercised or have expired.

Federal Tax Consequences

          With respect to Incentive Stock Options, in general, for federal income tax purposes under the present law:

(i)	Neither the grant nor the exercise of an Incentive Stock Option, by itself, results in income to the participant; however, the excess of the fair market value of the common shares at the time of exercise over the option price is includable in alternative minimum taxable income (unless there is a disposition of the common shares acquired upon exercise of the Stock Option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the participant.

(ii)	If the common shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the date on which the Option is granted or one year from the date on which such common shares are transferred to the participant, long-term capital gain or loss will be realized by the participant in an amount equal to the difference between the amount realized by the participant and the participant’s basis which, except as provided in (v) below, is the exercise price.

(iii)	Except as provided in (v) below, if the common shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the common shares to the participant (a “disqualifying disposition”):

(a)	Ordinary income will be realized by the participant at the time of such disposition in the amount of the excess, if any, of the fair market value of the common shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the participant over the option price.

(b)	Short-term or long-term capital gain will be realized by the participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the common shares at the time of such exercise.

(c)	Short-term or long-term capital loss will be realized by the participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

(iv)	No deduction will be allowed to the Company with respect to Incentive Stock Options granted or common shares transferred upon exercise thereof, except that if a disposition is made by the participant within the two-year period or the one-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the participant making the disposition.

(v)	With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the participant in common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time; such excess common shares will be considered Incentive Stock Option stock with a zero basis; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the Option relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the participant will be treated as first disposing of the common shares with a zero balance.

      With respect to Nonqualified Stock Options, in general, for federal income tax purposes under present law:

(i)	The grant of a Nonqualified Stock Option by itself, does not result in income to the participant.

(ii)	Except as provided in (v) below, the exercise of a Nonqualified Stock Option (in whole or in part, according to its terms) results in ordinary income to the participant at that time in an amount equal to the excess (if any) of the fair market value of the common shares on the date of exercise over the option price.

(iii)	Except as provided in (v) below, the tax basis of the common shares acquired upon exercise of a Nonqualified Stock Option, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the common shares on the date of exercise.

(iv)	No deduction is allowable to the Company upon the grant of a Nonqualified Stock Option but, upon the exercise of a Nonqualified Stock Option, a deduction is allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the participant exercising such Option if the Company deducts and withholds appropriate federal withholding tax.

(v)	With respect to the exercise of a Nonqualified Stock Option and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period of the participant in the common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, ordinary income will be realized by the participant at that time in the amount of the fair market value of such excess common shares; the tax basis of such excess common shares will be equal to the fair market value of such common shares at the time of exercise; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant.

          The Company is not entitled to deduct annual remuneration in excess of $1 million (the “Deduction Limitation”) paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limitation, including an exception for performance-based compensation. Thus, unless Stock Options granted under the 2004 Award Plan satisfy an exception to the Deduction Limitation, the Company’s deduction with respect to Nonqualified Stock Options and Incentive Stock Options with respect to which the holding periods set forth above are not satisfied will be subject to the Deduction Limitation.

          Under Treasury Regulations, compensation attributable to a stock option is deemed to be performance-based compensation or to satisfy the performance-based compensation test if:

                         “the grant is made by the compensation committee; the plan under which the option . . . is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and, under the terms of the option . . . the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant...”

          If Proposal Three is approved by the shareholders and the Executive Compensation Committee, which is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code makes the grants, the Company’s deduction with respect to options granted under the 2004 Award Plan would not be subject to the Deduction Limitation.

          The federal income tax information presented herein is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this Proxy Statement. The actual federal, state, local and foreign tax consequences to the participant may vary depending upon his particular circumstance.

Vote Required for Approval

          Under New York Stock Exchange regulations and the Code, the affirmative vote of a majority of the votes cast is required to adopt this proposal.

          The Board of Directors Recommends That the Shareholders Vote FOR the Proposal to Approve the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan.

PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as independent accountants to the Company in 2003 and is expected to be retained to do so in 2004. The Board of Directors has directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

     Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s code of regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such an event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP

     Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002 as well as audit related tax services, registration statement related services and acquisition audits performed pursuant to SEC filing requirements for 2003 and 2002 were $1,071,651 and $1,088,470, respectively. Of these amounts, the registration related services were $277,589 and $411,530 for 2003 and 2002, respectively. In addition, the acquisition audit fees were $74,500 for 2002. There were no such fees incurred for 2003.

     Audit-Related Fees. The aggregate fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2003 and 2002 were $524,180 and $929,201, respectively. Such audit-related fees are detailed as follows:

	2003	2002
Separate entity and joint venture audits and reviews	$508,956	$402,415
Agreed upon procedures and due diligence	—	526,786
Sarbanes-Oxley section 404 planning	15,224	—

Total	$524,180	$929,201

     The Company requires the engagement of its independent accountants to perform audit-related services due in part to its numerous joint venture investments, which have separate financial statement reporting requirements, and its growth oriented business strategy, which includes the acquisition of real estate and real estate investments.

     Tax Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services for the years ended December 31, 2003 and 2002 were $139,100 and $244,220, respectively, which consisted of $79,100 and $168,220 in tax compliance services, respectively.

     All Other Fees. The aggregate fees billed for other products and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002 were $1,620 and $1,498, respectively, relating primarily to software licensing for accounting and professional standards.

     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee has not established a policy for the pre-approval of audit and permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services.

     Auditor Independence. The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2003 was attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.

     The Board of Directors Recommends That the Shareholders Vote FOR the Proposal to Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants for the Company’s Fiscal Year Ending December 31, 2004.

EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2003 (the “named executive officers”).

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation Awards
						Restricted	Securities
						Stock	Underlying	Long Term	Other
	Fiscal			Other Annual		Award(s)	Options/	Incentive	Compens-
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Compensation		($)(2)	SARs(#)	Payout($)	ation($)(3)
Scott A. Wolstein	2003	594,167	747,500	650,000	(4)	1,132,037	188,361	878,393 (5)	72,382
Chairman and Chief	2002	575,000	560,000	—		1,185,662	229,598	1,963,333 (5)	80,253
Executive Officer	2001	566,667	560,000	—		517,587	140,197	—	58,401
David M. Jacobstein	2003	397,500	400,000	—		433,136	72,069	—	51,091
President and Chief	2002	385,000	290,000	—		453,640	87,846	—	42,586
Operating Officer	2001	375,000	278,750	—		137,317	37,195	—	21,386
Daniel B. Hurwitz	2003	350,833	355,000	—		315,560	52,507	—	39,647
Executive Vice	2002	330,000	235,000	—		330,519	64,002	—	32,368
President	2001	325,000	231,250	—		84,505	22,889	—	12,820
Joan U. Allgood	2003	249,167	150,000	—		114,839	19,109	—	18,404
Senior Vice President	2002	245,000	61,250	—		113,311	21,866	—	14,885
	2001	229,167	57,500	—		52,812	14,306	—	8,923
Timothy J. Bruce	2003	240,000	120,000	—		18,745	3,120	—	14,400
Senior Vice President(6)	2002	74,616	40,000	45,000	(7)	—	100,000	—	3,100
	2001	—	—	—		—	—	—	—

(1)	For a description of the method used in determining the bonuses paid to executive officers, see “Employment Agreements” and “Report of the Executive Compensation Committee of the Board of Directors.”

(2)	On February 27, 2001, Mr. S. Wolstein was granted 38,820 restricted common shares, Mr. Jacobstein was granted 10,299 restricted common shares, Mr. Hurwitz was granted 6,338 restricted common shares and Mrs. Allgood was granted 3,961 restricted common shares. On February 28, 2002, Mr. Wolstein was granted 59,581 restricted common shares, Mr. Jacobstein was granted 22,796 restricted common shares, Mr. Hurwitz was granted 16,609 restricted common shares and Mrs. Allgood was granted 5,694 restricted common shares. On February 25, 2003, Mr. S. Wolstein was granted 49,219 restricted common shares, Mr. Jacobstein was granted 18,832 restricted common shares, Mr. Hurwitz was granted 13,720 restricted common shares, Mrs. Allgood was granted 4,993 restricted common shares and Mr. Bruce was granted 815 restricted common shares. One-fifth of each grant vested on the date of the grant and an additional one-fifth vests on each anniversary date following the date of grant. Dividends on these restricted shares are paid to the individuals in cash.

(3)	The value, at December 31, 2003, of contributions made pursuant to the Company’s Profit Sharing Plan and Trust equaled $7,000, $5,964 and $6,000, respectively, for Messrs. S. Wolstein, Jacobstein and Hurwitz. The contributions made pursuant to the Company’s Elective Deferred Compensation Plan equaled $34,625, $13,381, $4,705, $8,400 and $9,316, respectively, for Messrs. S. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood. Mr. S. Wolstein received a $10,000 allowance, Mr. Jacobstein received a $4,731 allowance and Mr. Hurwitz received a $1,195 allowance relating to fiscal year 2003 tax and financial planning expenses; Messrs. S. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood received $7,430, $17,035, $17,930, $6,000 and $6,000, respectively, relating to automobile allowances pursuant to their employment agreements. Messrs. S. Wolstein, Jacobstein, Hurwitz and Mrs. Allgood received $13,327, $9,980, $9,817 and $3,088, respectively, for the payment of country club dues.

(4)	Pursuant to the employment agreement of Mr. S. Wolstein, the Company was obligated to provide certain life insurance benefits to him and his family; however, these payments may be prohibited by the Sarbanes-Oxley Act of 2002. Therefore, the employment agreement of Mr. S. Wolstein was amended and Mr. S. Wolstein received $650,000 in additional compensation, in lieu of the life insurance benefits (see “Report of the Executive Compensation Committee of the Board of Directors”).

(5)	Paid pursuant to the incentive compensation agreement between the Company and Mr. S. Wolstein in connection with the Company’s investment in the Retail Value Investment Program (“RVIP”). The Company formed RVIP, which invests in retail properties that are in need of re-tenanting and marketing repositioning on a national basis, with Prudential Real Estate Investors (“Prudential”). At the time RVIP was formed, Mr. S. Wolstein was required to maintain an equity interest in RVIP, which Mr. S. Wolstein subsequently assigned to the Company. As a condition to this assignment and the termination of the requirement that Mr. S. Wolstein maintain an equity interest, Prudential required Mr. S. Wolstein to retain a significant economic interest in RVIP. The RVIP Incentive Compensation Agreement was entered into between the Company and Mr. S. Wolstein to satisfy this requirement. Pursuant to the agreement, Mr. S. Wolstein is entitled to receive between 0% and 25% of any distributions made to the general partners in the Retail Value Investment Program. The percentage of distributions earned is determined based on the Company’s achievement of either (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations of 5% to 10% or more before deducting any compensation expense from distributions received.

(6)	Mr. Bruce joined the Company in September 2002.

(7)	Pursuant to the employment agreement of Mr. Bruce, the Company paid Mr. Bruce $25,000 as a relocation payment and $20,000 as special bonus compensation on the effective date of his employment agreement.

I. Option Grants In Last Fiscal Year

     The following table sets forth information with respect to the awarding of options to purchase common shares in 2003 to the named executive officers.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted To	Exercise		Grant Date
	Options	Employees in	Price		Present
Name	(#)(1)	Fiscal Year(2)	($/Sh)	Expiration Date	Value($)(3)
Scott A. Wolstein	188,361	34.7%	23.00	February 25, 2013	404,729
David M. Jacobstein	72,069	13.3	23.00	February 25, 2013	151,748
Daniel B. Hurwitz	52,507	9.7	23.00	February 25, 2013	109,193
Joan U. Allgood	19,109	3.5	23.00	February 25, 2013	36,539
Timothy J. Bruce	3,120	0.3	23.00	February 25, 2013	8,359

(1)	Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options that are vested.

(2)	Based on options to purchase an aggregate of 892,263 common shares granted to employees during 2003.

(3)	Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 23.4994% which reflects the daily closing prices of the common shares on the New York Stock Exchange for the 12-month period ended February 25, 2003, (b) risk-free rates of return of 3.05% for the options which expire in February 2013 (which percentage represents the yield on a United States Government Zero Coupon bond with a six-year maturity prevailing on the date on which the options were granted), (c) dividend yield of 7.13% for the options (which percentage represents an annualized distribution of $1.64 per common share divided by the exercise price of the options) and (d) the exercise of the options of a six-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per common share and option exercise price of $23.00 for the options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the common shares.

II. Aggregate Option Exercises In 2003 And 2003 Year-End Option Values

     The following table sets forth information with respect to the value of options held by the named executive officers on December 31, 2003.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options at 2003	Options at 2003(1)
	Shares		Year-End(#)	Year-End($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable
Scott A. Wolstein	1,747,511 (2)	22,512,005	706,897/388,160	8,488,837/5,029,124
David M. Jacobstein	143,791	1,314,850	12,398/143,032	250,898/1,813,258
Daniel B. Hurwitz	16,559	251,228	21,334/102,805	291,636/1,292,679
Joan U. Allgood	25,000	229,801	29,706/38,456	571,578/497,774
Timothy J. Bruce	—	—	33,333/69,787	355,996/744,982

(1)	Based on the market price of $33.57 per common share at the close of trading on December 31, 2003.

(2)	On June 9, 2003, Mr. S. Wolstein exercised 1,100,000 stock options at an exercise price of $29.33 per share by the delivery of previously owned common shares and the qualifying net gain was converted into stock units rather than common shares, pursuant to the Company’s Equity Deferred Compensation Plan. Mr. S. Wolstein elected a deferral period for the stock units that will end on his 65th birthday, at which time disbursements of common shares will be made in 120 equal monthly installments subject to the right to amend the election schedule in accordance with the plan. On June 13, 2003, Mr. S. Wolstein sold 686,744 stock options to Wolstein Business Enterprises, L.P., a family limited partnership, in return for an unfunded, unsecured promissory note having a term of 15 years with a purchase price of $7,780,000. On July 22, 2003, Wolstein Business Enterprises, L.P. exercised 647,511 stock options.

Employment Agreements

     The Company has entered into separate employment agreements with seven of its officers, including each of the named executive officers. Each of the employment agreements contains an “evergreen” provision that provides for an automatic extension of the agreement for an additional year (or two years in the case of Mr. S. Wolstein) at the end of each calendar year, subject to the right of either party to terminate by giving one year’s prior written notice in the case of Mr. S. Wolstein, or by the Company giving 90 days’ prior written notice in the case of Messrs. Jacobstein, Hurwitz and Bruce and Mrs. Allgood.

     The agreements provide for current annual base salaries of $598,000, $408,000, $362,000, $265,000 and $255,000 for Messrs. S. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood, respectively. The agreements for Messrs. S. Wolstein, Jacobstein, Hurwitz, Bruce and Mrs. Allgood provide for the use of an automobile or automobile allowance, a membership in a golf or social club for Messrs. S. Wolstein, Jacobstein and Hurwitz and Mrs. Allgood and, in the case of Mr. S. Wolstein, membership in a business club. Mr. S. Wolstein received an allowance of $10,000, Mr. Jacobstein received an allowance of $4,731 and Mr. Hurwitz received an allowance of $1,195, for tax return preparation and financial planning services. In addition, pursuant to Mr. S. Wolstein’s employment agreement, the Company was obligated to provide certain life insurance benefits to him and his family. Pursuant to the insurance policies, the Company will be reimbursed for premiums paid through 2002. This arrangement, commonly referred to as “split-dollar life insurance,” is characterized as a loan for tax purposes and may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. As a result of the Sarbanes-Oxley Act of 2002, which was enacted on July 30, 2002, the Company did not make any premium payments on the insurance policies after that date. Mr. S. Wolstein’s employment agreement was amended to reflect that the Company will no longer provide the split-dollar life insurance benefits, and in lieu of the split-dollar life insurance benefits, which the Company would otherwise be required to provide, the Company has agreed to pay an additional $650,000 per year in compensation to Mr. S. Wolstein for fiscal years 2003 through 2007. After 2007, the Company has no further obligation to provide split-dollar life insurance benefits to Mr. S. Wolstein.

     Pursuant to the agreements, Mr. S. Wolstein is entitled to a bonus of from 50% to 125% of his annual base salary, Mr. Jacobstein is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Hurwitz is entitled to a bonus of from 25% to 100% of his base salary, Mrs. Allgood is entitled to a bonus of from 20% to 60% of her base salary and Mr. Bruce is entitled to a bonus of from 15% to 50% of his base salary. See “Report of the Executive Compensation Committee of the Board of Directors — Components of the Compensation Plan — Bonuses” for a discussion of the methods used to determine these bonuses.

Change in Control Agreements

     The Company has entered into a Change in Control Agreement with each officer who has an employment agreement, including each of the named executive officers. Under the agreements, certain benefits are payable by the Company if a “Triggering Event” occurs within two years (or three years for Mr. S. Wolstein) after a “Change in Control.”

     A “Triggering Event” occurs if within two years (or three years in the case of Mr. S. Wolstein) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable Change in Control Agreement); (b) the Company reduces the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control; (c) the Company assigns the named executive officer duties that are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer; (d) the Company reduces the named executive officer’s base compensation, his or her group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company’s Equity-Based Award Plans, or any substitute therefor, or excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included; or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.

     A “Change in Control” occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares; (b) at any time during a period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period; or (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company. The agreement of Mr. Hurwitz provides that if certain conditions are met, a spin-off of the Company’s real estate development business is not a Change in Control.

     Within 30 days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Mr. S. Wolstein) the maximum annual salary and bonus then payable to the officer. In addition, the Company agreed to continue to provide insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer.

Compensation Committee Interlocks and Insider Participation

     In 2003, the members of the Executive Compensation Committee were Robert H. Gidel, Chairman, Albert T. Adams, Dean S. Adler and Barry A. Sholem. Mr. Adams is a partner of the law firm Baker & Hostetler LLP. Baker & Hostetler LLP provided legal services to the Company during 2003. The Company expects that Baker & Hostetler LLP will continue to provide such services during 2004. Upon adoption of the Corporate Governance Guidelines and the Charter of the Executive Compensation Committee, Messrs. Adams and Adler resigned from the Executive Compensation Committee and Mr. MacFarlane was appointed.

     In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest was held by Lubert-Adler Partners, L.P., a private real estate investment company controlled by Mr. Adler. Mr. Adler holds a 0.5% economic interest in Lubert-Adler Partners, L.P. In November 2003, the Company and Lubert-Adler Partners, L.P. sold their partnership interests to a joint venture in which the Company has a 14.5% economic interest. Lubert-Adler Partners, L.P. sold its entire interest in the limited partnership. Prior to the sale, the Company provided management and administrative services to the joint venture, pursuant to the terms of a management agreement, for which the Company was paid $565,003 in 2003.

     In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds, of which Mr. Adler is a principal, and Klaff Realty, L.P. The joint venture was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company has a 25% interest in the joint venture and Lubert-Adler Funds and Klaff Realty, L.P. have a combined 75% interest. In addition, the Company earns management fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. At December 31, 2003, the portfolio consisted of approximately 72 former Service Merchandise retail sites totaling approximately 4.0 million square feet of gross leasable area. The transaction was approved by the U.S. Bankruptcy Court in Nashville, Tennessee. The Company provided management and administrative services to the joint venture, pursuant to a management agreement, for which the Company was paid $1,714,249 in 2003.

Performance Graph

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the common shares with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 1999 and the reinvestment of dividends.

	1/1/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Developers Diversified Realty Corporation	$100.00	$79.86	$91.60	$142.98	$176.36	$285.43
Russell 2000 Index	100.00	121.26	118.15	121.09	96.28	144.07
NAREIT Equity Total Return Index	100.00	95.38	120.53	137.32	142.57	195.51

Report of the Executive Compensation Committee of the Board of Directors

Introduction

     The compensation of the Company’s executive officers is currently determined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). In 2003, the Committee was comprised of Robert H. Gidel, Chairman of the Committee, Albert T. Adams, Dean S. Adler and Barry A. Sholem.

Philosophy

     The primary objectives of the Committee in determining executive compensation for 2003 were (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company’s overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and grants of restricted common shares. The Committee determines compensation for those officers considered “executive officers” under the rules and regulations of the Securities and Exchange Commission.

     To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) grants of stock options, restricted common shares and performance units. Each of these elements is discussed below.

Components of the Compensation Program

     Base Salaries and Certain Other Annual Compensation. The base salaries and certain other annual compensation for the Company’s executive officers in 2003 were determined with reference to the experience of the officers as compared to other executives in the REIT industry, the Company’s past practice and comparisons of compensation paid by companies in two peer groups (which may differ in composition from the peer group used in the Performance Graph): REITs of similar size to the Company and REITs with retail assets as their primary focus. The Committee engaged an outside consultant to assess the competitiveness of the Company’s existing compensation plan. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of rewards consistent with individual contributions. Pursuant to their employment agreements, Messrs. S. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood receive certain additional benefits described under the heading “Executive Compensation — Employment Agreements.” The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.

     After analysis, and based upon the recommendation of the Company’s outside consultant, the Committee determined that, for 2003, the base salary of Mr. S. Wolstein should be increased to $598,000 per year in light of the compensation being paid to other chief executive officers in the REIT industry generally. In addition, pursuant to Mr. S. Wolstein’s employment agreement, the Company was obligated to provide certain life insurance benefits to him and his family. Pursuant to the insurance policies, the Company will be reimbursed for premiums paid. This arrangement, commonly referred to as “split dollar life insurance,” is characterized as a loan for tax purposes and may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. As a result of the Sarbanes-Oxley Act of 2002, which was enacted on July 30, 2002, the Company did not make any premium payments on the insurance policies after that date. Mr. S. Wolstein’s employment agreement was amended to reflect that the Company will no longer provide the life insurance benefits, and in lieu of the life insurance benefits, the Company has agreed to provide Mr. S. Wolstein an additional $650,000 per year in compensation for fiscal years 2003 through 2007. After 2007, the Company has no further obligation to pay this additional compensation or to provide the life insurance benefits. The Company has retained the right to be reimbursed for all premiums paid prior to July 30, 2002.

     Bonuses. The Company bases annual performance bonuses upon the participants’ levels of responsibility and salary, overall corporate performance and individual or qualitative performances. These bonus possibilities are in the form of threshold, target and maximum incentive opportunities which are attained if the Company reaches certain performance benchmarks tied primarily to Funds From Operations per common share and if the participants are given a favorable qualitative assessment of their individual contributions and efforts.

     The Committee determined that, because the Company achieved its Funds From Operations targets, the long-term incentive compensation should be awarded to executives at the maximum level. In 2003, Mr. S. Wolstein earned a bonus equal to 125% of his 2003 base salary and Messrs. Jacobstein, Hurwitz and Bruce and Mrs. Allgood each earned a bonus equal to 100%, 100%, 50% and 60%, respectively, of his or her 2003 base salary.

     Restricted Shares and Performance Units. All of the Company’s executive officers are eligible to receive awards of restricted common shares of the Company and performance units pursuant to the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1996 Award Plan”), the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (the “1998 Award Plan”), the 2002 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2002 Award Plan”) and, if approved by the shareholders, the 2004 Award Plan. Grants of performance units and restricted common shares reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company’s shareholders.

     To date, all of the Company’s awards of restricted common shares have been service-based awards that may be earned over a period of time to encourage the participant’s continued employment with the Company. Mr. S. Wolstein has received five awards of restricted common shares in the past five years and two awards of performance units from the Company. Mr. S. Wolstein was granted 31,325 restricted common shares on November 29, 1999. The shares vest annually in 20% increments with the first 6,265 shares vesting on the date of the award. Mr. S. Wolstein was granted 44,700 restricted common shares on March 1, 2000. The shares vest annually in 20% increments with the first 8,940 shares vesting on the date of the award. Mr. S. Wolstein was granted 38,820 restricted common shares on February 27, 2001. The shares vest annually in 20% increments with the first 7,764 shares vesting on the date of the award. Mr. S. Wolstein was granted 59,581 restricted common shares on February 28, 2002. The shares vest annually in 20% increments with the first 11,916 shares vesting on the date of the award. Mr. S. Wolstein was granted 49,219 restricted common shares on February 25, 2003. The shares vest annually in 20% increments with the first 9,844 vesting on the date of the award. Based on the recommendations of the Company’s outside compensation consultant, in 2003 the Company granted an aggregate of 38,360 restricted common shares to its named executive officers (not including Mr. S. Wolstein) and an aggregate of 8,560 restricted common shares to certain officers of the Company in addition to Messrs. S. Wolstein, Jacobstein, Hurwitz and Bruce and Mrs. Allgood.

     In 2000, Mr. S. Wolstein was granted 30,000 performance units that will convert to a number of common shares based on the performance of the common shares over a five-year period ending December 31, 2004. Pursuant to the conversion formula, the minimum number of common shares Mr. S. Wolstein will receive is 30,000 and the maximum number is 200,000. The minimum 30,000 common shares received upon the conversion of the performance units granted in 2000 will vest on January 1, 2005 and the remaining common shares awarded will vest annually in 20% increments with the first 20% vesting on January 1, 2006. In 2002, Mr. S. Wolstein was granted an additional 30,000 performance units that will convert to a number of common shares based on the performance of the common shares over a five-year period ending December 31, 2006. Pursuant to the conversion formula, the minimum number of common shares Mr. S. Wolstein will receive is 30,000 and the maximum number is 200,000. The minimum 30,000 common shares received upon the conversion of the performance units granted in 2002 will vest on January 1, 2007 and the remaining common shares awarded will vest annually in 20% increments with the first 20% vesting on January 1, 2008. The grants of performance units to Mr. S. Wolstein were recommended by the Company’s outside compensation consultant.

     In 2002, Messrs. Jacobstein and Hurwitz were each granted 20,000 performance units that will convert to a number of common shares based on the performance of the common shares over a five-year period ending December 31, 2006. Pursuant to the conversion formula, the minimum number of common shares each of Messrs. Jacobstein and Hurwitz will receive is 20,000 and the maximum number is 133,333. The minimum 20,000 common shares received upon the conversion of the performance units granted in 2002 will vest on January 1, 2007 and the remaining common shares awarded will vest annually in 20% increments with the first 20% vesting on January 1, 2008.

     Stock Options. All of the Company’s executive officers are eligible to receive options to purchase common shares of the Company pursuant to the 1996 Award Plan, the 1998 Award Plan, the 2002 Award Plan and, if approved by the shareholders, the 2004 Award Plan. The Developers Diversified Realty Corporation 1992 Employees’ Share Option Plan has expired; however, the plan terms are still applicable for the exercise of options already granted pursuant to such plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company’s shareholders.

     RVIP Incentive Compensation Program. The Company formed the Retail Value Investment Program (“RVIP”) with Prudential Real Estate Investors (“Prudential”). RVIP invests in retail properties that are in need of re-tenanting and marketing repositioning on a national basis. At the time RVIP was formed, Mr. S. Wolstein was required to maintain an equity interest in RVIP. Mr. S. Wolstein subsequently assigned his interest to the Company in 1998. As a condition to this assignment and the termination of the requirement that Mr. S. Wolstein maintain an equity interest, Prudential required Mr. S. Wolstein to retain a significant economic interest in RVIP. The RVIP Incentive Compensation Agreement was entered into between the Company and Mr. S. Wolstein to satisfy this requirement. Pursuant to the agreement. Mr. S. Wolstein is entitled to receive between 0% and 25% of any distributions made to the general partners in the Retail Value Investment Program. The percentage of distributions earned is determined based on the Company’s achievement of either (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations of 5% to 10% or more before deducting any compensation expense from distributions received. Pursuant to the agreement, Mr. S. Wolstein received $878,393 in incentive compensation in 2003.

Executive Compensation Committee
Robert H. Gidel, Chairman
Albert T. Adams
Dean S. Adler
Barry A. Sholem

CERTAIN TRANSACTIONS

Guarantees of Loans

     In November 1998, the Company guaranteed obligations of certain of its executive officers under a personal loan program provided to those executive officers by The First National Bank of Chicago, as agent, and certain other banks. The executive officers used proceeds of the loans to purchase common shares from the Company and to exercise options to purchase common shares. Each loan was an unsecured obligation of the respective officer. Each executive officer agreed to reimburse the Company for any amounts paid by the Company to satisfy that executive officer’s obligations under the loan program as a result of the Company’s guarantee. Each officer paid his loan off on or before November 2003, prior to maturity, and the Company was released from its guarantee obligations.

     The Company guaranteed loans, which matured in November 2003, in the amount listed after the executive officer’s name, for the following persons: Scott A. Wolstein, Chairman of the Board of Directors and Chief Executive Officer of the Company, — $8,250,000, James A. Schoff, former Senior Investment Officer and current Special Advisor to the Company — $3,750,000, William H. Schafer, Senior Vice President and Chief Financial Officer of the Company, — $550,000. These loans required quarterly interest payments. In addition, the Company guaranteed a loan in the amount of $750,000 to Loren Henry, an employee of Coventry Real Estate Partners, Ltd., a partnership in which the Company has an economic interest. The Company also guaranteed loans, in an aggregate amount of $1,587,000, for two other officers and four executive officers who have subsequently resigned from the Company.

Lease of Corporate Headquarters

     As a result of its rapid growth and expansion, the Company moved to a new headquarters in 1999. However, the Company continues to occupy 87.0% of its previous headquarters and to make payments required under the lease of its prior corporate headquarters in Moreland Hills, Ohio, which is leased from the spouse of Mr. B. Wolstein and the mother of Mr. S. Wolstein. Mr. B. Wolstein is the founder of the Company, a principal shareholder of the Company and a director. Annual rental payments aggregating $617,363 were made in 2003 by the Company; however, the Company subleased a portion of this space and, as a result, the Company received $163,513 in payments from third parties. As of January 1, 2003, the Company reoccupied a portion of the space in Moreland Hills. Rental payments made by the Company under the lease include the payment of all maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The Company occupies the space pursuant to the terms of a lease which expires on December 31, 2009.

Property Acquisitions and Transfers

     In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest was held by Lubert-Adler Partners, L.P., a private real estate investment company controlled by Mr. Adler. Mr. Adler holds a 0.5% economic interest in Lubert-Adler Partners, L.P. In November 2003, the Company and Lubert-Adler Partners, L.P. sold their partnership interests to a joint venture in which the Company has a 14.5% economic interest. Lubert-Adler Partners, L.P. sold its entire interest in the limited partnership. Prior to the sale, the Company provided management and administrative services to the joint venture, pursuant to the terms of a management agreement, for which the Company was paid $565,003 in 2003.

Service Merchandise Asset Designation Rights and Loan

     In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds, of which Mr. Adler is a principal, and Klaff Realty, L.P. The joint venture was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company has a 25% interest in the joint venture and Lubert-Adler Funds and Klaff Realty, L.P. have a combined 75% interest. In addition, the Company earns management fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. At December 31, 2003, the portfolio consisted of approximately 72 former Service Merchandise retail sites totaling approximately 4.0 million square feet of gross leasable area. The transaction was approved by the U.S. Bankruptcy Court in Nashville, Tennessee. The Company provided management and administrative services to the joint venture, pursuant to a management agreement, for which the Company was paid $1,714,249 in 2003.

     In March 2002, DD Development Company II, Inc., a wholly-owned subsidiary of the Company, provided a construction loan to the joint venture with an aggregate amount of $7,717,130 and an interest rate of 10.0%. The largest aggregate amount of the principal outstanding in 2003 was $11,065,209. DD Development Company II, Inc. received $973,215 in aggregate interest income from the loan in 2003.

Settlement of Litigation

     The Company was a party to a lawsuit that involved various claims against the Company relating to certain management services provided by the Company. The owner of several properties had entered into a management agreement with W&Z Properties and Developers Diversified, Ltd., two entities controlled by Mr. B. Wolstein, a director of the Company, to provide management services. The Company agreed to perform those services on behalf of W&Z Properties and Developers Diversified, Ltd., and the fees payable by the owner of such properties to W&Z Properties and Developers Diversified, Ltd. were paid by the owner of the properties to the Company. One of the services which the owner of the properties claimed was to be provided by the Company was to obtain and maintain casualty insurance for the owner’s properties. A loss was incurred at one of the owner’s properties and the insurance company denied coverage. As a result of the denial of coverage, the Company filed a lawsuit against the insurance company. In January 2004, the Company entered into a settlement agreement with the owner of the properties pursuant to which the Company paid $750,000 to the owner of the properties, and agreed to indemnify W&Z Properties and Developers Diversified, Ltd. for any loss or damage incurred by either W&Z Properties or Developers Diversified, Ltd. if it were judicially determined that the owner of the property is not entitled to coverage under the policy.

     To facilitate the settlement, the Company entered into a management agreement with a joint venture owned by Mr. S. Wolstein, Chairman of the Board of Directors and Chief Executive Officer of the Company, and the principal of the owner of the properties, effective February 1, 2004. Mr. Wolstein holds an ownership interest of approximately 25.0% of the joint venture. The Company will provide management and administrative services and will receive fees equal to 3.0% of the gross income of each property for which services are provided, but not less than $5,000 per year from each such property. The management agreement expires on February 28, 2007, unless terminated earlier at any time by the joint venture upon 30 days’ notice to the Company or by the Company upon 60 days’ notice to the joint venture.

Legal Representation

     Albert T. Adams, a director of the Company, is a partner of the law firm Baker & Hostetler LLP in Cleveland, Ohio. The Company retained that firm during 2003 to provide various legal services. The Company expects that Baker & Hostetler LLP will continue to provide such services during 2004.

Conference Facility

     In 2003, the Company paid The Bertram Inn and Conference Center $114,816 for the use of its conference facilities for various meetings, including the annual meeting of shareholders. The Bertram Inn and Conference Center is owned by Mr. B. Wolstein, a director of the Company.

Purchase of Interest in Company Subsidiaries

     On December 30, 2003, Mr. S. Wolstein sold 99 Class A Voting Common Shares of DD Development Company II, Inc. and 41 shares of Series A Preferred Nonvoting Stock of DDR Urban, Inc., which represented his entire ownership interest in the entities, to the Company for an aggregate purchase price of $130,000. As a result of this transaction, DD Development Company II, Inc. is a wholly owned subsidiary of the Company, and DDR Urban, Inc. is owned by the Company and DD Development Company II, Inc.

Judgment Entered Against the Company

     In September 2001, the United States District Court for the Northern District of Ohio entered a judgment in the amount of $5 million in compensatory damages and $4 million in punitive damages against the Company and three other defendants, in respect of a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by the Company. The damages awarded against one of the defendants, Mr. B. Wolstein, a director of the Company, were subsequently reversed by the trial judge without challenge from the plaintiff, and Mr. B. Wolstein was relieved from all liability. In April 2002, the Company appealed the remainder of the judgment.

In March 2002, DD Development Company II, Inc., a wholly-owned subsidiary of the Company, provided a construction loan to the joint venture with an aggregate amount of $7,717,130 and an interest rate of 10.0%. The largest aggregate amount of the principal outstanding in 2003 was $13,875,785. As of March 15, 2004, the aggregate principal amount outstanding was $11,065,209. DD Development Company II, Inc. received $973,215 of aggregate interest income in 2003.

property owned by the Company. The damages awarded against one of the defendants, Mr. B. Wolstein, a director of the Company, were subsequently reversed by the trial judge without challenge from the plaintiff, and Mr. B. Wolstein was relieved from all liability. In April 2002, the Company appealed the remainder of the judgment.

     In February 2004, the appellate court denied the Company’s appeal of the judgment. The Company determined not to appeal the appellate court’s ruling, and the Company has paid the award. Based on the obligations assumed by the Company in connection with the acquisition of the property and the Company’s policy to indemnify officers and employees for actions taken during the course of company business, the judgment will not be apportioned among the defendants. The other defendants include a former executive of the Company (who left the Company in 1999) and a real estate development partnership owned by the former executive and Mr. B. Wolstein. The property which is the subject of the litigation was acquired from the real estate development partnership in 1994. The lease negotiation was not finalized when the Company acquired the property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except for Mr. James A. Schoff, the Company’s former Senior Investment Officer, who filed one late Form 4 to report one transaction, and Mrs. Joan U. Allgood, who filed one late Form 5 to report one transaction.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before November  , 2004, for inclusion in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2004 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February         , 2004. Even if proper notice is received on or prior to February      , 2004, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING

     The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

     If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling Michelle Mahue, Vice President of Investor Relations, at (216) 755-5455, or by writing to Developers Diversified Realty Corporation, Investor Relations at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

     Shareholders may send written communications to the Board of Directors by mailing them to the Board of Directors, c/o Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to the Board of Directors.

     If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A shareholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors.” Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of the election of the director nominees listed in “Election of Directors.” Due to recent rule changes by the New York Stock Exchange, if you do not provide instructions to your broker, it will have the same effect as a vote against Proposals Two, Three or Four. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

JOAN U. ALLGOOD
Secretary

Dated: March     , 2004

APPENDIX A

2004 DEVELOPERS DIVERSIFIED REALTY CORPORATION

EQUITY-BASED AWARD PLAN

SECTION 1. Purpose; Definitions.

                    The purpose of the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (the “Plan”) is to enable Developers Diversified Realty Corporation (the “Company”) and its Subsidiaries (as defined below) to attract, retain and reward employees and directors of the Company, its Subsidiaries and Affiliates designated by the Company’s Board of Directors and strengthen the mutuality of interests between those employees and directors and the Company’s shareholders by offering the employees and directors equity or equity-based incentives thereby increasing their proprietary interest in the Company’s business and enhancing their personal interest in the Company’s success.

                    For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any entity (other than the Company and any Subsidiary) that is designated by the Board as a participating employer under the Plan.

(b) “Award” means any award of Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Share Purchase Rights or Other Share-Based Awards under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, unless otherwise provided by the Committee, (i) “Cause” as defined in any Individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the participant for committing a felony under federal law or in the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the participant’s employment duties, (C) willful and deliberate failure on the part of the participant to perform the participant’s employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(e) “Change in Control” has the meaning set forth in Section 12(b).

(f) “Change in Control Price” has the meaning set forth in Section 12(d).

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” means the Executive Compensation Committee of the Board of the Company or any other committee authorized by the Board to administer the Plan of which all the members are both Outside Directors and Non-Employee Directors.

(i) “Company” means Developers Diversified Realty Corporation, an Ohio corporation, or any successor corporation.

(j) “Deferred Shares” means an Award of the right to receive Shares at the end of a specified deferral period granted pursuant to Section 8.

(k) “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

(l) “Dividend Equivalent” means a right, granted to a participant under Section 10 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of a given date (in order of applicability): (i) the closing price of a Common Share on the principal exchange on which the Common Shares are then trading, if any, on the day immediately prior to such date, or if Common Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if Common Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (A) the last sale price (if Common Shares are then listed as a National Market Issue under the NASD National Market System) or (B) if Common Shares are not then so listed, the mean between the closing representative bid and asked prices for Common Shares on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for Common Shares, on the day previous to such date, as determined in good faith by the Committee; or (iv) if Common Shares are not publicly traded, the fair market value established by the Committee acting in good faith.

(o) “Incentive Stock Option” means any Stock Option intended to be and designated as, and that otherwise qualifies as, an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor section thereto.

(p) “Individual Agreement” means an employment or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates.

(q) “Non-Employee Director” has the meaning set forth under Section 16 of the Exchange Act.

(r) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(s) “Other Share-Based Awards” means an Award granted pursuant to Section 10 that is valued, in whole or in part, by reference to, or is otherwise based on, Shares.

(t) “Outside Director” has the meaning set forth in Section 162(m) of the Code and the regulations promulgated thereunder.

(u) “Plan” means the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan, as amended from time to time.

(v) “Potential Change in Control” has the meaning set forth in Section 12(c).

(w) “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at the earlier to occur of: (a) a participant attaining the age of 55 or (b) a participant attaining the age of 50 and accruing 15 years of credited service for the Company, a Subsidiary or Affiliate.

(x) “Restricted Shares” means an Award of Shares that is granted pursuant to Section 7 and is subject to restrictions.

(y) “Section 16 Participant” means a participant under the Plan who is subject to Section 16 of the Exchange Act.

(z) “Share Appreciation Right” means an Award of a right to receive an amount from the Company that is granted pursuant to Section 6.

(aa) “Shares” means the Common Shares, without par value, of the Company.

(bb) “Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares and Deferred Shares, if the Committee so determines) that is granted pursuant to Section 5.

(cc) “Share Purchase Right” means an Award of the right to purchase Shares that is granted pursuant to Section 9.

(dd) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.

SECTION 2. Administration.

                    The Plan shall be administered by the Committee. The Committee shall consist of not less than three directors of the Company, all of whom shall be Outside Directors and Non-Employee Directors. Those directors shall be appointed by the Board and shall serve as the Committee at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board if and to the extent that no Committee exists that has the authority to so administer the Plan.

                    The Committee shall have full power to interpret and administer the Plan and full authority to select the individuals to whom Awards will be granted (other than Awards to directors of the Company that must be approved by the Board) and to determine the type and amount of any Award to be granted to each participant, the consideration, if any, to be paid for any Award, the timing of each Award, the terms and conditions of any Award granted under the Plan, and the terms and conditions of the related agreements that will be entered into with participants. As to the selection of and grant of Awards to participants who are not executive officers of the Company or any Subsidiary or Affiliate, or Section 16 Participants, the Committee

may delegate its responsibilities to members of the Company’s management in any manner consistent with applicable law.

                    The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan.

                    Any interpretation or administration of the Plan by the Committee, and all actions and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, Subsidiaries, Affiliates, all participants in the Plan, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

SECTION 3. Shares Subject to the Plan.

(a) Aggregate Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the Plan is 2,800,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Forfeiture or Termination of Awards of Shares. If any Shares subject to any Award granted hereunder are forfeited or an Award otherwise terminates or expires without the issuance of Shares, the Shares subject to that Award shall again be available for distribution in connection with future Awards under the Plan as set forth in Section 3(a), unless the participant who had been awarded those forfeited Shares or the expired or terminated Award has theretofore received dividends or other benefits of ownership with respect to those Shares. For purposes hereof, a participant shall not be deemed to have received a benefit of ownership with respect to those Shares by the exercise of voting rights, or by the accumulation of dividends that are not realized because of the forfeiture of those Shares or the expiration or termination of the related Award without issuance of those Shares.

(c) Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in corporate structure of the Company affecting the Shares, such substitution or adjustment shall be made in the aggregate number of Shares reserved for issuance under the Plan, in the number and option price of Shares subject to outstanding options granted under the Plan, in the number and purchase price of Shares subject to outstanding Share Purchase Rights granted under the Plan, in the number of Share Appreciation Rights granted under the Plan, in the number of underlying Shares any Dividend Equivalent Rights granted under the Plan will be based on, and in the number of Shares subject to Restricted Share Awards, Deferred Share Awards and any other outstanding Awards granted under the Plan as may be approved by the Committee, in its sole discretion, but the number of Shares subject to any Award shall always be a whole number. Any fractional Shares shall be eliminated.

(d) Annual Award Limit. No participant may be granted Stock Options or other Awards under the Plan with respect to an aggregate of more than 500,000 Shares (subject to adjustment as provided in Section 3(c) hereof) during any calendar year.

SECTION 4. Eligibility.

                    Grants may be made from time to time to those officers, employees and directors of the Company who are designated by the Committee in its sole and exclusive discretion. Eligible persons may include, but shall not necessarily be limited to, officers and directors of the Company and any Subsidiary or Affiliate; however, Stock Options intended to qualify as Incentive Stock Options shall be granted only to eligible persons while actually employed by the Company, a Subsidiary or an Affiliate. The Committee may grant more than one Award to the same eligible person. No Award shall be granted to any eligible person during any period of time when such eligible person is on a leave of absence. Awards to be granted to directors, which may include members of the Committee, must be approved and granted by the Board.

SECTION 5. Stock Options.

(a) Grant. Stock Options may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Stock Options will be made, the number of Shares purchasable under each Stock Option, and the other terms and conditions of the Stock Options in addition to those set forth in Sections 5(b) and 5(c). Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be of two types which shall be indicated on their face: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. Subject to Section 5(c), the Committee shall have the authority to grant to any participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options.

(b) Terms and Conditions. Options granted under the Plan shall be evidenced by an agreement (“Option Agreements”), shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

     (1) Option Price. The option price per share of Shares purchasable under a Non-Qualified Stock Option or an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Shares at the date of grant (or, with respect to an Incentive Stock Option, 110% of the Fair Market Value of the Shares at the date of grant in the case of a participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).

     (2) Option Term. The term of each Stock Option shall be determined by the Committee and may not exceed ten years from the date the Option is granted (or, with respect to an Incentive Stock Option, five years in the case of a participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).

     (3) Exercise. Stock Options shall be exercisable at such time or times and shall be subject to such terms and conditions as shall be determined by the Committee at or after grant; but, except as provided in Section 5(b)(6) and Section 13, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to six months and one day following the date of grant. If any Stock Option is exercisable only in installments or only after specified exercise dates, the Committee may waive, in whole or in part, such installment exercise provisions, and may accelerate any exercise date or dates, at any time at or after grant, based on such factors as the Committee shall determine in its sole discretion.

     (4) Method of Exercise. Subject to any installment exercise provisions that apply with respect to any Stock Option, and the six month and one day holding period set forth in Section 5(b)(3), a Stock Option may be exercised in whole or in part, at any time during the Option period, by the holder thereof giving to the Company written notice of exercise specifying the number of Shares to be purchased.

     That notice shall be accompanied by payment in full of the Option price of the Shares for which the Option is exercised, in cash or Shares or by check or such other instrument as the Committee may accept. The value of each such Share surrendered or withheld shall be 100% of the Fair Market Value of the Shares on the date the option is exercised.

     No Shares shall be issued on an exercise of an Option until full payment has been made. Except in connection with the tandem award of Dividend Equivalent Rights, a participant shall not have rights to dividends or any other rights of a shareholder with respect to any Shares subject to an Option unless and until the participant has given written notice of exercise, has paid in full for those Shares, has given, if requested, the representation described in Section 15(a), and those Shares have been issued to the participant.

     (5) Non-Transferability of Options. No Stock Option shall be transferable by any participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended) except that, if so provided in the Option Agreement, the participant may transfer the Option, other than an Incentive Stock Option, during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, or to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided November 2002, removed the following: “that no consideration is paid for the transfer and” that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Option. The transferee of an Option will be subject to all restrictions, terms and conditions applicable to the Option prior to its transfer, except that the Option will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

     (6) Termination of Employment

(i)	Termination by Death. Subject to Sections 5(b)(3) and 5(c), if any participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by that participant shall become immediately and automatically vested and exercisable. If termination of a participant’s employment is due to death, then any Stock Option held by that participant may thereafter be exercised for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at or after grant) from the date of death. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such

Option. The balance of the Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options).

(ii)	Termination by Reason of Disability. Subject to Sections 5(b)(3) and 5(c), if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by that participant shall become immediately and automatically vested and exercisable. If termination of a participant’s employment is due to Disability, then any Stock Option held by that participant may thereafter be exercised by the participant or by the participant’s duly authorized legal representative if the participant is unable to exercise the Option as a result of the participant’s Disability, for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at or after grant) from the date of such termination of employment; and if the participant dies within that two year period (or such other period as the Committee may specify at or after grant), any unexercised Stock Option held by that participant shall thereafter be exercisable by the estate of the participant (acting through its fiduciary) for the duration of the two-year period from the date of that termination of employment. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options).

(iii)	Termination for Cause. Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for Cause, any unvested Stock Options will be forfeited and terminated immediately upon termination and any vested Stock Options held by that participant shall terminate 30 days after the date employment terminates. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited.

(iv)	Other Termination. Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death, Disability, or for Cause all Stock Options held by that participant shall terminate three months after the date employment terminates. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited.

(v)	Leave of Absence. In the event a participant is granted a leave of absence by the Company or any Subsidiary or Affiliate to enter military service or because of sickness, the participant’s employment with the Company or such Subsidiary or Affiliate will not be considered terminated, and the participant shall be deemed an employee of the Company or such Subsidiary or Affiliate during such leave of absence or any extension thereof granted by the Company or such Subsidiary or Affiliate. Notwithstanding the foregoing, in the case of an Incentive Stock Option, a leave of absence of more than 90 days will be viewed as a termination of employment unless continued employment is guaranteed by contract or statute.

(c) Incentive Stock Options. Notwithstanding Sections 5(b)(5) and (6), an Incentive Stock Option shall be exercisable by (i) a participant’s authorized legal representative (if the participant is unable to exercise the Incentive Stock Option as a result of the participant’s Disability) only if, and to the extent, permitted by Section 422 of the Code and (ii) by the participant’s estate, in the case of death, or authorized legal representative, in the case of Disability, no later than 10 years from the date the Incentive Stock Option was granted (in addition to any other restrictions or limitations that may apply). Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the participants affected, to disqualify any Incentive Stock Option under that Section 422 or any successor Section thereto.

(d) Buyout Provisions. The Committee may at any time buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares an Option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the participant, but no such transaction involving a Section 16 Participant shall be structured or effected in a manner that would result in any liability on the part of the participant under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder.

SECTION 6. Share Appreciation Rights.

(a) Grant. Share Appreciation Rights may be granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Non-Qualified Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Share Appreciation Rights may be exercised in whole or in part at such times under such conditions as may be specified by the Committee in the participant’s Option Agreement.

(b) Terms and Conditions. The following terms and conditions will apply to all Share Appreciation Rights that are granted in connection with Options:

     (1) Rights. Share Appreciation Rights shall entitle the participant, upon exercise of all or any part of the Share Appreciation Rights, to surrender to the Company, unexercised, that portion of the underlying Option relating to the same number of Shares as is covered by the Share Appreciation Rights (or the portion of the Share Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value, on the date of exercise, of the Shares covered by the surrendered portion of the underlying Option over (y) the exercise price of the Shares covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of the Share Appreciation Right.

     (2) Surrender of Option. Upon the exercise of the Share Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, will not thereafter be exercisable. The underlying Option may provide that such Share Appreciation Rights will be payable solely in cash. The terms of the underlying Option shall provide a method by which an alternative fair market value of the Shares on the date of exercise shall be calculated based on one of the following: (x) the closing price of the Shares on the national exchange on which they are then traded on the business day immediately preceding the day of exercise; (y) the highest closing price of the Shares on the national exchange on which they have been traded during the 90 days immediately preceding the Change in Control; or (z) the greater of (x) and (y).

     (3) Exercise. In addition to any further conditions upon exercise that may be imposed by the Committee, the Share Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable, except that in no event will a Share Appreciation Right held by a Section 16 Participant be exercisable within the first six months after it is awarded even though the related Option is or becomes exercisable, and each Share Appreciation Right will expire no later than the date on which the related Option expires. A Share Appreciation Right may be exercised only at a time when the Fair Market Value of the Shares covered by the Share Appreciation Right exceeds the exercise price of the Shares covered by the underlying Option.

     (4) Method of Exercise. Share Appreciation Rights may be exercised by the participant giving written notice of the exercise to the Company, stating the number of Share Appreciation Rights the participant has elected to exercise and surrendering the portion of the underlying Option relating to the same number of Shares as the number of Share Appreciation Rights elected to be exercised.

     (5) Payment. The manner in which the Company’s obligation arising upon the exercise of the Share Appreciation Right will be paid will be determined by the Committee and shall be set forth in the participant’s Option Agreement. The Committee may provide for payment in Shares or cash, or a fixed combination of Shares or cash, or the Committee may reserve the right to determine the manner of payment at the time the Share Appreciation Right is exercised. Shares issued upon the exercise of a Share Appreciation Right will be valued at their Fair Market Value on the date of exercise.

SECTION 7. Restricted Shares.

(a) Grant. Restricted Shares may be issued alone, in addition to or in tandem with other Awards under the Plan or cash awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Restricted Shares to be awarded to each participant, the price (if any) to be paid by the participant (subject to Section 7(b)), the date or dates upon which Restricted Share Awards will vest, the period or periods within which those Restricted Share Awards may be subject to forfeiture, and the other terms and conditions of those Awards in addition to those set forth in Section 7(b).

     The Committee may condition the grant of Restricted Shares upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion.

(b) Terms and Conditions. Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. A participant who receives a Restricted Share Award shall not have any rights with respect to that Award, unless and until the participant has executed an agreement evidencing the Award in the form approved from time to time by the Committee, has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of that Award.

     (1) The purchase price (if any) for Restricted Shares shall be determined by the Committee at the time of grant.

     (2) Awards of Restricted Shares must be accepted by executing a Restricted Share Award agreement and paying the price (if any) that is required under Section 7(b)(1).

     (3) Each participant receiving a Restricted Share Award shall be issued a stock certificate in respect of those Restricted Shares. The certificate shall be registered in the name of the participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award.

     (4) The Committee shall require that the stock certificates evidencing the Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares Award, the participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by that Award.

     (5) Subject to the provisions of this Plan and the Restricted Share Award agreement, during a period set by the Committee commencing with the date of any Award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares covered by that Award. The Restriction Period shall not be less than three years in duration (“Minimum Restriction Period”) unless otherwise determined by the Committee at the time of grant. Subject to these limitations and the Minimum Restriction Period requirement, the Committee, in its sole discretion, may provide for the lapse of restrictions in installments and may accelerate or waive restrictions, in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine in its sole discretion.

     (6) Except as provided in this Section 7(b)(6) and Section 7(b)(5) and Section 7(b)(7), the participant shall have, with respect to the Restricted Shares awarded, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive any dividends. The Committee, in its sole discretion, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and subject to forfeiture and, if the Committee so determines, reinvested, subject to Section 14(f), in additional Restricted Shares to the extent Shares are available under Section 3, or otherwise reinvested. Unless the Committee or Board determines otherwise, Share dividends issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued.

     (7) No Restricted Shares shall be transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended) except that, if so provided in the Restricted Shares Agreement, the participant may transfer the Restricted Shares, during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided that November 2002, removed: “no consideration is paid for the transfer and that” the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Restricted Shares. The transferee of Restricted Shares will be subject to all restrictions, terms and conditions applicable to the Restricted Shares prior to its transfer, except that the Restricted Shares will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

     (8) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of death, any Restricted Shares held by that participant shall thereafter vest and any restriction shall lapse.

     (9) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Restricted Shares held by that participant shall thereafter vest and any restriction shall lapse.

     (10) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability, the Restricted Shares held by that participant that are unvested or subject to restriction at the time of termination shall thereupon be forfeited.

(c) Minimum Value. In order to better ensure that Award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Shares, to the recipient of a Restricted Share Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 8. Deferred Shares.

(a) Grant. Deferred Shares may be awarded alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, Deferred Shares shall be awarded, the number of Deferred Shares to be awarded to any participant, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 8(b).

     The Committee may condition the grant of Deferred Shares upon the attainment of specified performance goals or such other factors as the Committee shall determine in its sole discretion.

(b) Terms and Conditions. Deferred Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

     (1) The purchase price for Deferred Shares shall be determined at the time of grant by the Committee. Subject to the provisions of the Plan and the Award agreement referred to in Section 8(b)(9), Deferred Share Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period

(or the Elective Deferral Period referred to in Section 8(b)(8), where applicable), stock certificates shall be delivered to the participant, or the participant’s legal representative, for the Shares covered by the Deferred Share Award. The Deferral Period applicable to any Deferred Share Award shall not be less than six months and one day (“Minimum Deferral Period”).

     (2) Unless otherwise determined by the Committee at grant, amounts equal to any dividends declared during the Deferral Period with respect to the number of Shares covered by a Deferred Share Award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Shares, or otherwise reinvested, all as determined by the Committee, in its sole discretion, at or after the time of the Award.

     (3) No Deferred Shares shall be transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended) except that, if so provided in the Deferred Shares Agreement, the participant may transfer the Deferred Shares during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided that November 2002, removed: “no consideration is paid for the transfer and that” the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Deferred Shares. The transferee of Deferred Shares will be subject to all restrictions, terms and conditions applicable to the Deferred Shares prior to its transfer, except that the Deferred Shares will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

     (4) Unless otherwise determined by the Committee at or after the time of granting any Deferred Shares, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, any Deferred Shares held by such participant shall thereafter vest or any restriction shall lapse.

     (5) Unless otherwise determined by the Committee at or after the time of granting any Deferred Shares, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Deferred Shares held by such participant shall thereafter vest or any restriction lapse.

     (6) Unless otherwise determined by the Committee at or after the time of granting any Deferred Share Award, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability, all Deferred Shares held by such participant which are unvested or subject to restriction shall thereupon be forfeited.

     (7) Based on service, performance or such other factors or criteria as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Deferred Share Award or waive a portion of the Deferral Period for all or any part of such Award, subject in all cases to the Minimum Deferral Period requirement.

     (8) A participant may elect to further defer receipt of a Deferred Share Award (or an installment of an Award) for a specified period or until a specified event (the “Elective Deferral Period”), subject in each case to the Committee’s approval and the terms of this Section 8 and such other terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions approved by the Committee, such election must be made at least 12 months prior to completion of the Deferral Period for such Deferred Share Award (or such installment).

     (9) Each such Award shall be confirmed by, and subject to the terms of, a Deferred Share Award agreement evidencing the Award in the form approved from time to time by the Committee.

(c) Minimum Value Provisions. In order to better ensure that Award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other Award designed to guarantee a minimum value, payable in cash or Shares to the recipient of a Deferred Share Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

SECTION 9. Share Purchase Rights.

(a) Grant. Share Purchase Rights may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Share Purchase Rights will be made, the number of Shares which may be purchased pursuant to the Share Purchase Rights, and the other terms and conditions of the Share Purchase Rights in addition to those set forth in Section 9(b). The Shares subject to the Share Purchase Rights may be purchased, as determined by the Committee at the time of grant:

     (1) at the Fair Market Value of such Shares on the date of grant; or

     (2) at 85% of the Fair Market Value of such Shares on the date of grant if the grant of Share Purchase Rights is made in lieu of cash compensation.

Subject to Section 9(b) hereof, the Committee may also impose such deferral, forfeiture or other terms and conditions as it shall determine, in its sole discretion, on such Share Purchase Rights or the exercise thereof.

Each Share Purchase Right Award shall be confirmed by, and be subject to the terms of, a Share Purchase Rights Agreement which shall be in form approved by the Committee.

(b) Terms and Conditions. Share Purchase Rights may contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee shall deem desirable, and shall generally be exercisable for such period as shall be determined by the Committee. However, Share Purchase Rights granted to Section 16 Participants shall not become exercisable earlier than six months and one day after the grant date. Share Purchase Rights shall not be transferable by a participant other than by will or by the laws of descent and distribution.

SECTION 10. Other Share-Based Awards.

(a) Grant. Other Awards of Shares and other Awards that are valued, in whole or in part, by reference to, or are otherwise based on, Shares, including, without limitation, performance shares, convertible preferred shares, convertible debentures, exchangeable securities, dividend equivalent rights and Share Awards or options valued by reference to Book Value or Subsidiary performance, may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside the Plan.

At the time the Shares or Other Share-Based Awards are granted, the Committee shall determine the individuals to whom and the time or times at which such Shares or Other Share-Based Awards shall be awarded, the number of Shares to be used in computing an Award or which are to be awarded pursuant to such Awards, the consideration, if any, to be paid for such Shares or Other Share-Based Awards, and all other terms and conditions of the Awards in addition to those set forth in Section 10(b). The Committee will also have the right, at its sole discretion, to settle such Awards in Shares, Restricted Shares or cash in an amount equal to then value of the Shares or Other Share-Based Awards.

The provisions of Other Share-Based Awards need not be the same with respect to each participant.

(b) Terms and Conditions. Other Share-Based Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

     (1) Subject to the provisions of this Plan and the Award agreement referred to in Section 10(b)(5) below, Shares awarded or subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance, holding or deferral period or requirement is satisfied or lapses. All Shares or Other Share-Based Awards granted under this Section 10 shall be subject to a minimum holding period (including any applicable restriction, performance and/or deferral periods) of six months and one day (“Minimum Holding Period”).

     (2) Subject to the provisions of this Plan and the Award agreement and unless otherwise determined by the Committee at the time of grant, the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of Shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

     (3) Subject to the Minimum Holding Period, any Other Share-Based Award and any Shares covered by any such Award shall vest or be forfeited to the extent, at the times and subject to the conditions, if any, provided in the Award agreement, as determined by the Committee in its sole discretion.

     (4) In the event of the participant’s Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive, in whole or in part, any or all of the remaining limitations imposed hereunder or under any related Award agreement (if any) with respect to any part or all of any Award under this Section 10, provided that the Minimum Holding Period requirement may not be waived, except in case of a participant’s death.

     (5) Each Award shall be confirmed by, and subject to the terms of, an agreement or other instrument evidencing the Award in the form approved from time to time by the Committee, the Company and the participant.

     (6) Shares (including securities convertible into Shares) issued on a bonus basis under this Section 10 shall be issued for no cash consideration. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall bear a price of at least 85% of the Fair Market Value of the Shares on the date of grant. The purchase price of such Shares, and of any Other Share-Based Award granted hereunder, or the formula by which such price is to be determined, shall be fixed by the Committee at the time of grant.

     (7) In the event that any “derivative security,” as defined in Rule 16a-1(c) (or any successor thereto) promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, is awarded pursuant to this Section 10 to any Section 16 Participant, such derivative security shall not be transferable other than by will or by the laws of descent and distribution.

(c) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award.

     (1) Terms And Conditions. In addition to the terms and conditions set forth in Section 10(b), Dividend Equivalent Rights shall be subject to the following additional terms and conditions. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional dividend equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

     (2) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the Award Agreement for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

     (3) Termination of Employment. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a participant’s rights in all Dividend Equivalent Rights or interest equivalents (other than any accrued but unpaid Dividend Equivalent Rights or interest equivalents) shall automatically terminate upon the date that a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability. Any accrued but unpaid Dividend Equivalent Rights or interest equivalents shall be paid by the Company within three months after the termination of the participant’s employment with the Company or any Subsidiary or Affiliate.

SECTION 11. Form and Timing of Payment Under Awards; Deferrals.

                      Subject to the terms of the Plan and any applicable Award Agreement (as may be amended pursuant to Section 13 hereof), payments to be made by the Company, a Subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however that settlement in other than Shares must be authorized by the applicable Award Agreement. The settlement of any Award may be accelerated and cash paid in lieu of Shares in connection with such settlement; provided, however that settlement in cash must be authorized by the applicable Award Agreement. The acceleration of any Award that does not result in a cash settlement must also be authorized by the applicable Award Agreement. Installment or deferred payments may be required by the Committee or permitted at the election of the participant on terms and conditions approved by the Committee, including without limitation the ability to defer awards pursuant to any deferred compensation plan maintained by the Company, a Subsidiary or Affiliate. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

SECTION 12. Change In Control Provision.

(a) Impact of Event. In the event of: (i) a “Change in Control” as defined in Section 12(b) or (ii) a “Potential Change in Control” as defined in Section 12(c), the following acceleration and valuation provisions shall apply:

     (1) Any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

     (2) Any Share Appreciation Rights shall become immediately exercisable;

     (3) The restrictions applicable to any Restricted Share Awards, Deferred Shares, Share Purchase Rights and Other Share-Based Awards shall lapse and such Shares and Awards shall be deemed fully vested; and

     (4) The value of all outstanding Awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control or Potential Change in Control, be cashed out on the basis of the “Change in Control Price” as defined in Section 12(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred.

Notwithstanding the provisions of Sections 12(a)(l) through (3), the acceleration of exercisability or lapse of restrictions with respect to Awards granted to any Section 16 Participant which have been held by such participant for less than six months and one day as of the date that such Change in Control or Potential Change in Control is determined to have occurred must be approved by the Committee or the Board.

(b) Definition of Change in Control. For purposes of Section 12(a), a “Change in Control” means the occurrence of any of the following: (i) the Board or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company; (ii) any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Company representing 20% or more of the voting power of the Company’s outstanding securities; or (iii) during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.

(c) Definition of Potential Change in Control. For purposes of Section 12(a), a “Potential Change in Control” means the happening of any one of the following:

     (1) The approval by the shareholders of the Company of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 12(b); or

     (2) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(d) Change in Control Price. For purposes of this Section 12, “Change in Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index (or, if the Shares are not then traded on the New York Stock Exchange, the highest price paid as reported for any national exchange on which the Shares are then traded) or paid or offered in any bona fide transaction related to a Change in Control or Potential Change in Control of the Company, at any time during the 60-day period immediately preceding the occurrence of the Change in Control (or, when applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.

SECTION 13. Amendments and Termination.

                    The Board may at any time, amend, alter or discontinue the Plan, but no such amendment, alteration or discontinuation shall be made that would (i) impair the rights of a participant under an Award theretofore granted, without the participant’s consent or (ii) require shareholder approval under any applicable law or regulation (including any applicable regulation of an exchange on which the Shares are traded), unless such shareholder approval is received. The Company shall submit to the shareholders of the Company, for their approval, any amendments to the Plan required pursuant to Section 162(m) of the Code or that would materially increase the benefits accruing to participants under the Plan or the number of Shares subject to the Plan so long as such approval is required by law or regulation (including any applicable regulation of an exchange on which the Shares are traded).

                    The Committee may at any time, in its sole discretion, amend the terms of any Award, but (i) no such amendment shall be made that would impair the rights of a participant under an Award theretofore granted, without the participant’s consent; (ii) no such amendment shall be made that would make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant holding the Award without the participant’s consent and (iii) no such amendment shall be made if it would be deemed to be a “repricing” as defined under Item 402(i)(1) of Regulation S-K.

                    Subject to the above provisions, the Board shall have all necessary authority to amend the Plan, clarify any provision or to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 14. Unfunded Status of Plan.

                    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a participant by the Company, nothing contained herein shall give that participant any rights that are greater than those of a general creditor of the Company.

SECTION 15. General Provisions.

(a) The Committee may require each participant acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the participant is acquiring the Shares without a view to distribution thereof. The certificates for any such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificate for any such Shares to make appropriate reference to those restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Neither the adoption of the Plan, nor its operation, nor any document describing, implementing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ, or as a director, of the Company or any Subsidiary or Affiliate, or shall in any way affect the right and power of the Company or any Subsidiary or Affiliate to terminate the employment, or service as a director, of any participant under the Plan at any time with or without assigning a reason therefor, to the same extent as the Company or any Subsidiary or Affiliate might have done if the Plan had not been adopted.

(d) For purposes of this Plan, a transfer of a participant between the Company and any Subsidiary or Affiliate shall not be deemed a termination of employment.

(e) No later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to that amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Shares, including unrestricted Shares previously owned by the participant or Shares that are part of the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any right by a Section 16 Participant to elect to settle any tax withholding obligation with Shares that are part of an Award must be set forth in the agreement evidencing that Award or be approved by the Committee in its sole discretion. The obligations of the Company under the Plan shall be conditional on those payments or arrangements and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise payable to the participant.

(f) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Shares (or in Deferred Shares or other types of Awards) at the time of any dividend payment shall be permissible only if sufficient Shares are available under Section 3 for reinvestment (taking into account then outstanding Stock Options).

(g) The Plan, all Awards made and actions taken thereunder and any agreements relating thereto shall be governed by and construed in accordance with the laws of the State of Ohio.

(h) All agreements entered into with participants pursuant to the Plan shall be subject to the Plan.

(i) The provisions of Awards need not be the same with respect to each participant.

SECTION 16. Shareholder Approval; Effective Date of Plan.

                    The Plan was adopted by the Board on November 18, 2003 and is subject to approval by the holders of the Company’s outstanding Shares, in accordance with applicable law. If the Plan is not so approved within twelve (12) months after the date the Plan is adopted by the Board of Directors, the Plan and any Grants made hereunder shall be null and void. However, if the Plan is so approved, no further shareholder approval shall be required with respect to the granting of Awards pursuant to the Plan.

SECTION 17. Term of Plan.

                    No Award shall be granted pursuant to the Plan on or after November 18, 2013, but Awards granted prior to that date may extend beyond that date.

APPENDIX B

DEVELOPERS DIVERSIFIED REALTY CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

A. Purposes of the Committee

     The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Developers Diversified Realty Corporation (the “Company”) are to:

     (i) assist the Board in overseeing:

(a)	the integrity of the financial statements of the Company;

(b)	the Company’s compliance with legal and regulatory requirements;

(c)	the Company’s independent auditor’s qualifications and independence; and

(d)	the performance of the Company’s internal audit function and independent auditors; and

     (ii) prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

     The Committee shall operate within the Corporate Governance Guidelines established by the Board, as may be amended from time to time.

B. Composition of the Committee

     The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board has the sole authority to remove Committee members and to fill vacancies on the Committee.

     1. Size. The Committee must be comprised of at least three directors.

     2. Independence. Each member of the Committee must be independent under (i) criteria established by the Board in compliance with the listing standards of the New York Stock Exchange (the “NYSE”), as in effect from time to time; (ii) as defined for purposes of applicable Federal securities laws and rules of the SEC; and (iii) as set forth in the Company’s Corporate Governance Guidelines.

     3. Financial Expert. At least one Committee member must be an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K, as amended from time to time.

     4. Experience. Each Committee member must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and NYSE listing standards and any other applicable listing standards.

     5. Other Committee Memberships. No Committee member may serve on the audit committee of more than two other publicly-traded companies.

     6. Chairperson. The members of the Committee will designate one member of the Committee to serve as its chairperson.

C. Meetings and Procedures of the Committee

     1. Minimum Number of Meetings and Agendas. The Committee shall meet at least four times annually. The chairperson will, in conjunction with members of the Committee, establish the meeting calendar and set the agenda for each meeting. If members of management are requested to attend meetings, meetings will be scheduled according to their availability. All Committee members may suggest the inclusion of matters for the agenda.

     2. Special Meetings. The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee.

     3. Subcommittees. The Committee may form subcommittees of not fewer than two members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

     4. Attendance by Outsiders. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee may request.

     5. Executive Session. The Committee may, at its discretion, meet in executive session outside the presence of the Company’s executive officers. At least once annually, the Committee shall meet with the Company’s independent auditor outside the presence of the Company’s executive officers, and the Committee shall meet with the Company’s executive officers outside the presence of the Company’s independent auditor.

     6. Meeting Reports and Minutes. Following each of its meetings, the Committee shall report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings and deliver a copy of such minutes to the Company’s corporate secretary for inclusion in the corporate records.

D. Committee Authority and Responsibilities

     The Committee has the following authority and responsibilities:

     1. Engagement of Independent Auditor; Approval of Services. The Committee has the sole authority to engage and, when appropriate, replace, the Company’s independent auditor. The Committee’s selection of the Company’s independent auditor will be submitted to the Company’s shareholders for non-binding ratification. Although the Committee will periodically consider whether rotation of audit firms is appropriate, it does not have an automatic rotation policy. The Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company. The Committee must approve in advance all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor.

     2. Review and Discussion Items. The Committee shall review and discuss:

          a. with the internal auditor and the independent auditor, respectively, in advance of their respective audits, the overall scope and plans for their audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits; in connection with these discussions, the Committee shall discuss with management, the internal auditor and the independent auditor, among other things, the Company’s significant exposures (whether financial, operating or otherwise), and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

          b. with management and the independent auditor, the financial information to be included in the Company’s Annual Report on Form 10- K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the judgment of management and the independent auditor about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and the adequacy and effectiveness of internal controls; in connection with these discussions, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, and shall determine whether to recommend to the Board that the audited financial statements be included in the Company’s Form 10-K;

          c. with management and the independent auditor, the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other matters required at the time of that discussion to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards; in connection with these discussions, the Committee shall discuss the results of the independent auditor’s review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 100;

          d. with the Chief Executive Officer and the Chief Financial Officer periodically management’s conclusions about the efficacy of the Company’s disclosure controls and procedures, including any significant deficiencies in the design or operation of such controls and procedures or material weaknesses therein, and with management and the independent auditor annually, management’s annual internal control report, including the auditor’s attestation thereof, if any;

          e. with management or, if appropriate, the Company’s Disclosure Committee, at least annually and at such other times as the Committee considers appropriate in considering disclosure issues, including the Company’s earnings press releases, the use of any “pro forma” or “adjusted” non-GAAP information, and the nature of financial information and earnings guidance provided to analysts and rating agencies;

          f. with the independent auditor, at least annually, any problems or difficulties the auditor has encountered in connection with the annual audit or otherwise, including any restrictions on the scope of its activities or access to required information, any material disagreements with management regarding U.S. generally accepted accounting principles (“GAAP”) or other matters, material adjustments to the financial statements recommended by the independent auditor, and adjustments that were proposed but “passed,” regardless of materiality; in connection with this discussion, the Committee shall review with the independent auditor communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the audit, any management letter issued or proposed to be issued by the auditor, the Company’s response to that letter and the responsibilities, budget and staffing of the Company’s internal audit staff;

          g. with management, the internal auditor and independent auditor, at least annually and at such other times as the Committee considers appropriate, (a) significant issues regarding accounting principles and financial statement presentations, including any significant change in the Company’s selection or application of accounting principles, and significant issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures;

          h. with the independent auditor, at least annually, the auditor’s periodic reports regarding its independence;

          i. with the independent auditor, at least annually, the auditor’s performance, including the Committee’s evaluation of the auditor’s lead partner; in conducting this review, the Committee shall consult with management and the internal auditor and obtain and review a report by the independent auditor describing its internal quality-control procedures, material issues raised in its most recent internal quality-control review, or peer review (if applicable), or by any material inquiry or investigation by governmental or professional authorities within the preceding five years, respecting any independent audit carried out by the independent auditor, and the response of the independent auditor;

          j. with the General Counsel, other appropriate legal staff of the Company or its outside counsel, at least annually and at such other times as the Committee considers appropriate, material legal proceedings and contingent liabilities of the Company, material legal affairs of the Company and the Company’s compliance with applicable law and listing standards; in connection with these discussions, the Committee shall discuss with management (and appropriate counsel) and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s code of ethics or other standards of conduct; and

          k. with management, annually, a summary of the Company’s transactions with directors and officers of the Company and with firms that employ directors, and any other material related party transactions.

     3. Reports. The Committee shall report regularly to the full board with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function, and shall report annually to the full board with respect to the Committee’s evaluation of this Charter and the Committee’s performance thereunder. The Committee shall issue an annual report on financial and accounting matters and Committee actions for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

     4. Hiring and Complaint Processing Policies and Procedures. The Committee shall establish (a) policies for the Company’s hiring of employees or former employees of the independent auditors who have participated in the audit of the Company, in accordance with applicable SEC rules and regulations and (b) procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

     5. Other Authority and Responsibilities. The Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules and NYSE listing standards or any other applicable listing standards, and shall discharge all of its authority and responsibilities in accordance with all applicable law, SEC rules and NYSE listing standards or any other applicable listing standards. The Committee will be responsible for the oversight of the Company’s Code of Ethics for Senior Financial Officers. The Committee may conduct or authorize the conduct of investigations within the scope of its authority and responsibilities as it considers appropriate.

          In discharging its responsibilities, the Committee shall not be responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These matters are the responsibility of management and the independent auditor.

     6. Access to Records. The Committee at all times shall have full access to all books, records, facilities and personnel of the Company for the purpose of executing its authority and responsibilities.

E. Evaluation of the Committee

     The Committee shall, on an annual basis, evaluate its performance and this Charter. The Committee shall deliver to the Nominating and Corporate Governance Committee a report setting forth the results of its evaluation.

F. Outside Advisors

     The Committee may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary.

DETACH CARD

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DEVELOPERS DIVERSIFIED REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the common shares of Developers Diversified Realty Corporation held of record by the undersigned on March 22, 2004, at the Annual Meeting of Shareholders to be held on May 18, 2004, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

1.	ELECTION OF DIRECTORS.

☐ to vote FOR the election of each of the nominees for Director listed below: (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY
Dean S. Adler, Terrance R. Ahern, Mohsen Anvari, Robert H. Gidel, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston,
Barry A. Sholem, William B. Summers, Jr., Bert L. Wolstein, and Scott A. Wolstein
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.	TO RATIFY THE AMENDMENT TO PROVIDE FOR THE EARLY EXPIRATION OF THE SHAREHOLDER RIGHTS AGREEMENT.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	TO APPROVE THE 2004 DEVELOPERS DIVERSIFIED REALTY CORPORATION EQUITY-BASED AWARD PLAN.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

(Continued from other side)

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 and “FOR” the proposals in Items 2, 3 and 4 above.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March     , 2004, is hereby acknowledged.

Dated ____________, 2004

Signature(s) of Shareholder(s)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DETACH CARD

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